STANDARD FORM

GARFIELD'S RESTAURANT & PUB

FRANCHISE AGREEMENT

between

Eateries, Inc.

and

_________________________

(Franchisee Name)

FOR

_________________________

(Restaurant Location)

FRANCHISE AGREEMENT

TABLE OF CONTENTS

Page

ARTICLE I FRANCHISE GRANT; TERM AND RENEWAL 1

1.1 Franchise Grant. *

1.2 Initial Term. *

1.3 Renewal. *

1.3.1 *

1.3.2 *

1.3.3 *

1.3.4 *

1.3.5 *

1.3.6 *

ARTICLE II FRANCHISE AND ADVERTISING FEES *

2.1 Franchise Fees. *

2.1.1 Initial Fee. *

2.1.2 Continuing Royalty Fee. *

2.2 Advertising Fees. *

2.3 Form of Payment. *

ARTICLE III DUTIES OF FRANCHISOR *

3.1 Assist Franchisee. *

3.2 Training. *

3.2.1 *

3.2.2 *

3.3 Informational Material. *

3.4 Plans and Specifications. *

3.5 Promotional Material. *

3.6 Garfield's Operations Manual. *

3.7 Quarterly Inspections. *

3.8 No Third Party Reliance. *

ARTICLE IV DUTIES OF FRANCHISEE *

4.1 Attendance at Training Programs. *

4.2 Lease of Premises. *

4.2.1 *

4.2.2 *

4.2.3 *

4.2.4 *

4.2.5 *

4.2.6 *

4.3 Construction of Restaurant. *

4.3.1 *

4.3.2 *

4.3.3 *

4.3.4 *

4.4 Use of Premises. *

4.5 Maintenance of Restaurant. *

4.6 Improvements and Modifications *

4.7 Remodeling of Restaurant. *

4.8 Operation of Restaurant. *

4.8.1 *

4.8.2 *

4.8.3 *

4.8.4 *

4.8.5 *

4.8.6 *

4.8.7 *

4.8.8 *

4.8.9 *

4.9 Purchase of Ingredients, Supplies, and Materials. *

4.9.1 *

4.9.2 *

4.9.3 *

4.9.4 *

4.9.5 *

4.9.6 *

4.9.7 *

4.10 Right to Set-Off. *

4.11 Right to Enter. *

4.12 Accounting and Records. *

4.12.1 Maintenance of Records. *

4.12.2 Financial Reports. *

4.12.3 Other Reports. *

4.12.4 Recordation. *

4.12.5 Examinations. *

4.13 Liquor License. *

4.14 No Waiver. *

ARTICLE V PROPRIETARY MARKS *

5.1 Representations of Franchisor. *

5.1.1 *

5.1.2 *

5.1.3 *

5.2 Agreement of Franchisee. *

5.2.1 *

5.2.2 *

5.2.3 *

5.2.4 *

5.2.5 *

5.2.6 *

5.2.7 *

5.2.8 *

5.2.9 *

5.2.10 *

5.3 Acknowledgments of Franchisee. *

5.3.1 *

5.3.2 *

5.3.3 *

5.3.4 *

5.3.5 *

ARTICLE VI CONFIDENTIAL OPERATIONS *

6.1 Compliance with Manual Standards. *

6.2 Confidentiality of Manual. *

6.3 Property of Franchisor. *

6.4 Maintenance of Manual at Restaurants. *

ARTICLE VII CONFIDENTIAL INFORMATION *

7.1 Proprietary Information. *

7.1.1 *

7.1.2 *

7.1.3 *

7.2 Injunctive Relief. *

7.3 Investments in Publicly Traded Companies. *

7.4 Reforming Provisions. *

7.5 Confidentiality Agreements. *

ARTICLE VIII USE OF NAME; ADVERTISING *

8.1 Advertising Under Trade Name. *

8.2 National Advertising and Marketing Program. *

8.2.1 *

8.2.2 *

8.2.3 *

8.2.4 *

8.2.5 *

8.3 Local Advertising. *

8.4 Cooperative Advertising Campaigns. *

8.5 Opening Promotions. *

8.6 Prior Approval of Franchisor. *

ARTICLE IX INSURANCE *

9.1 Procurement of Policies. *

9.2 Coverage and Amounts. *

9.3 Additional Coverage. *

9.4 Obligation Not Limited. *

9.5 Evidence of Insurance. *

9.6 Authority of Franchisor to Procure Insurance. *

ARTICLE X TRANSFERS OF INTEREST *

10.1 Transfer by Franchisor. *

10.2 Transfer by Franchisee. *

10.2.1 Conditions on Transfer. *

10.2.2 Consent. *

10.2.3 No Security Interest. *

10.3 Right of First Refusal. *

10.3.1 Right. *

10.3.2 Consideration. *

10.4 Transfer Upon Death or Mental Incompetency. *

10.5 Non-Waiver of Claims. *

10.6 Permitted Assignments. *

ARTICLE XI DEFAULT AND TERMINATION *

11.1 Termination by Franchisor Without Notice. *

11.2 Termination by Franchisor with Notice. *

11.2.1 *

11.2.2 *

11.2.3 *

11.2.4 *

11.2.5 *

11.2.6 *

11.2.7 *

11.2.8 *

11.3 Termination by Franchisor with Notice and Opportunity to Cure. *

11.4 Termination by Franchisee. *

ARTICLE XII OBLIGATIONS UPON TERMINATION OR EXPIRATION *

12.1 General Obligations. *

12.1.1 *

12.1.2 *

12.1.3 *

12.1.4 *

12.1.5 *

12.1.6 *

12.1.7 *

12.1.8 *

12.1.9 *

12.1.10 *

12.1.11 *

12.2 Obligations Upon Termination by Franchisee. *

12.3 Refund of Initial Fee Upon Termination. *

ARTICLE XIII AGREEMENTS *

13.1 Best Efforts. *

13.2 Franchisee and Principal Shareholders Agreement

Not to Compete. *

13.3 Franchisor Agreement Not to Compete. *

13.3.1 *

13.3.2 *

13.3.3 *

13.4 Interference with Employment Relations. *

13.5 Reduction of Scope of Agreement. *

13.6 Reforming Provisions. *

ARTICLE XIV TAXES, PERMITS AND INDEBTEDNESS *

14.1 Prompt Payment of Taxes. *

14.2 Bona Fide Dispute. *

14.3 Compliance with Laws. *

14.4 Notification of Legal Proceedings. *

ARTICLE XV FRANCHISEE ORGANIZATION, AUTHORITY,

AND FINANCIAL CONDITION *

15.1 Entity Representations & Warranties. *

15.2 Covenants. *

15.3 Financial Statements. *

15.4 Ownership. *

15.5 Guarantees. *

ARTICLE XVI RELATIONSHIP AND INDEMNIFICATION *

16.1 Relationship. *

16.2 Indemnification. *

ARTICLE XVII GENERAL PROVISIONS *

17.1 Request for Approval. *

17.2 No Liability Assumed. *

17.3 No Waiver. *

17.4 Notices. *

17.5 Entire Agreement. *

17.6 Severability and Construction. *

17.6.1 *

17.6.2 *

17.6.3 *

17.6.4 *

17.6.5 *

17.6.6 *

17.7 Remedies. *

17.8 Force Majeure. *

17.9 Applicable Law. *

17.10 Final and Binding Arbitration. *

17.11 Injunctive Relief; Venue. *

17.12 Legal Fees. *

17.13 Acknowledgments. *

17.13.1 *

17.13.2 *

17.13.3 *

17.13.4 *

SCHEDULE A *

SCHEDULE 15.4 *

SCHEDULE 17.4 *

APPENDIX A *

APPENDIX B AUTHORIZATION AGREEMENT FOR PRE-ARRANGED PAYMENTS *

GARFIELD'S RESTAURANT & PUB
FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (this "Agreement") made and entered into as of this ____ day of ____________, ______ (the "Effective Date"), by and between EATERIES, INC., an Oklahoma corporation ("Franchisor "); ____________________, a ___________________ corporation ("Franchisee"); and ________________________ (collectively the "Principal Shareholders" and individually, a "Principal Shareholder" of Franchisee):

WHEREAS, Franchisor is the owner of certain service marks and trademarks relating to "Garfield's Restaurant & Pub" restaurants, in particular the two federally registered marks "Garfield's" (Registration No. 1,539,694) and "Casey Garfield's" (Registration No. 1,543,014) (the "Proprietary Marks"); and

WHEREAS, Franchisor is engaged in the business of owning, operating and licensing or franchising restaurant/bars utilizing the Proprietary Marks (collectively, the "System"); and, in connection therewith, using and licensing or franchising the use of the Proprietary Marks; and

WHEREAS, Franchisor owns valuable goodwill connected with the System and has formulated and developed methods, trade secrets, designs, processes, technical and operational information, know- how, and other intellectual property relating to the operation and implementation of "Garfield's Restaurant & Pub" (the "Concept"); and

WHEREAS, Franchisor, Franchisee and the Principal Shareholders have entered into a Development Agreement dated ___________, ______ ("Development Agreement"), relating to the development by Franchisee of additional franchises for Garfield's Restaurant & Pub restaurants and/or other franchises offered by Franchisor; within the "Territory" as defined therein; and

WHEREAS, Franchisee desires to be franchised to operate "Garfield's Restaurant & Pub" pursuant to the provisions hereof and the Development Agreement, and at the location of the Restaurant as specified on Schedule A hereof, and Franchisee acknowledges that it has had a full and adequate opportunity to be thoroughly advised of the terms and conditions of this Agreement, and to have its legal counsel review this Agreement.

NOW, THEREFORE, in consideration of the undertakings, commitments and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

ARTICLE I
FRANCHISE GRANT; TERM AND RENEWAL

1.1 Franchise Grant.

Subject to the terms and conditions of this Agreement, Franchisor hereby grants to Franchisee, and Franchisee accepts, the right and license to construct, open and operate a "Garfield's Restaurant & Pub" (the "Restaurant") at the location defined in Schedule A, in accordance with the Concept, as it may be changed, improved and further developed from time to time, and the Proprietary Marks and such other trade secrets, marks and know-how as may be designated from time to time. Franchisee shall have no right under this Agreement to license or grant franchises to others. During the term of this Agreement until its expiration or earlier termination, Franchisor shall not establish a restaurant utilizing the mark "Garfield's Restaurant & Pub" or the Proprietary Marks or license another franchisee to establish such a restaurant, at any location, other than airports, state and federally owned properties, and sports complexes, within the lesser of (i) a three mile radius of the Restaurant or (ii) a radius from the Restaurant which includes a daytime or residential population of 40,000 or more people. Notwithstanding the foregoing, Franchisor may establish a restaurant or may license a restaurant to a third party within the geographic area set forth in the preceding sentence, provided that such restaurant does not utilize the System or the service mark "Garfield's Restaurant & Pub" or the Proprietary Marks. The area consisting of the lesser of (i) or (ii) above is hereinafter referred to as the "Protected Territory").

1.2 Initial Term.

Except as otherwise provided in this Agreement, the initial term of this Agreement shall be for a period of twenty years from the date of execution of this Agreement.

1.3 Renewal

. Franchisee may, at its option, renew the right and license to operate its Restaurant for four additional five-year periods; provided, however, that prior to the end of the applicable term:

1.3.1

Franchisee has given Franchisor written notice of its election to renew not less than twelve months nor more than eighteen months prior to the end of the initial term and each five-year renewal term, as applicable; and Franchisee has made or provided for renovation of the premises of the Restaurant (the "Premises"), as Franchisor may reasonably require, including, without limitation, upgrading of equipment, renovation and modernization of the restaurant building, the premises, signs, fixtures and equipment so as to reflect the then-current design, decor, specifications and standards of the System and the Concept;

1.3.2

Franchisee and the Principal Shareholders are not in default of any provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between Franchisee, Franchisor and the Principal Shareholders, or their subsidiaries and affiliates, and have substantially complied with all of the terms and conditions of such agreements and have exercised all prior renewals during the term and renewal term(s) hereof;

1.3.3

Franchisee and the Principal Shareholders have satisfied all monetary obligations owed by Franchisee to Franchisor and its subsidiaries and affiliates and have timely met these obligations throughout the term of this Agreement; and Franchisee shall present satisfactory evidence that Franchisee has the right to remain in possession of the Premises for the renewal term, or has obtained Franchisor's approval of a new location for the Restaurant;

1.3.4

Franchisee and the Principal Shareholders have executed Franchisor's then-current form of franchise agreement (with appropriate modifications to reflect the granting of a renewal) for the renewal term described in this Section 1. 3, which agreement shall supersede this Agreement in all respects, and the terms of which may differ from the terms of this Agreement, including, without limitation, a higher Continuing Royalty Fee as defined below in subsection 2.1.2;

1.3.5

Franchisee and the Principal Shareholders have executed a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor and its subsidiaries and affiliates, and their respective officers, directors, agents and employees; and

1.3.6

Franchisee has complied with Franchisor's then-current qualification and training requirements.

ARTICLE II
FRANCHISE AND ADVERTISING FEES

2.1 Franchise Fees.

Franchisee shall pay Franchisor the following franchise fees:

2.1.1 Initial Fee.

Upon execution of this Agreement or earlier if required by the Development Agreement, Franchisee shall pay Franchisor a nonrefundable, initial fee of Thirty Thousand Dollars ($30,000) for the Restaurant (the "Initial Fee"). Franchisee shall be given credit towards the Initial Fee for any amounts paid as a Franchise Fee Deposit and/or application fee as allocable to the Restaurant pursuant to the Development Agreement.

2.1.2 Continuing Royalty Fee.

Commencing with the opening of the Restaurant for business to the public, Franchisee shall pay to Franchisor, without set-off, credit, or deduction of any kind, a monthly "Continuing Royalty Fee" of the greater of $3,000.00 per month or 4% of the monthly Gross Receipts (as defined herein) of the Restaurant (prorated during any partial month), due and payable ten business days after month end. The term "Gross Receipts" shall mean the total of all sales of food products, beverages and other merchandise and products to customers of Franchisee, sold at, from and by reason of the Restaurant, including without limitation all vending machines, video game machines and juke box sales, less sales, use or service taxes collected and paid to the appropriate taxing authority and customer refunds made in the ordinary course of business.

2.2 Advertising Fees.

Franchisee shall pay Franchisor the monthly and/or quarterly advertising fees as Franchisor may require pursuant to Article VIII hereof.

2.3 Form of Payment.

The Initial Fee shall be paid by Franchisee or the Principal Shareholders to Franchisor by electronic or wire transfer in U.S. Dollars. All other payments required by this Article II shall be paid by means of an Electronic Depository Transfer Account ("Electronic Depository Transfer Account") pursuant to that certain Authorization Agreement for Pre-Arranged Payments in the form attached hereto as Appendix B, which shall be executed by Franchisee simultaneously with the execution of this Agreement. Immediately following the execution of this Agreement, Franchisee shall set up an Electronic Depository Transfer Account, and Franchisor shall have access to such account for the purpose of receiving payment for any payments required under this Agreement and any other amounts which Franchisee owes to Franchisor (with the exception of the Initial Fee). At least twenty-four hours prior to the date any applicable payment is owed to Franchisor by Franchisee under this Agreement, Franchisee shall make deposits to the Electronic Depository Transfer Account in an amount sufficient to cover the applicable payments owed to Franchisor hereunder. Deposits for any other amounts owned to Franchisor shall be in accordance with the procedures set forth in the Manual.

Any payment not actually received by Franchisor on or before the date due shall be deemed overdue. If any such payment is overdue, Franchisee shall pay Franchisor, in addition to the overdue amount, interest on such amount from the due date until paid at the rate of 18% per annum, provided that the rate shall not in any event exceed the maximum rate permitted by law. Entitlement to such interest shall be in addition to any other remedies Franchisor may have or possess.

ARTICLE III
DUTIES OF FRANCHISOR

3.1 Assist Franchisee.

Franchisor shall assist Franchisee in establishing and maintaining the Restaurant and in familiarizing Franchisee with the proper operation of the Restaurant.

3.2 Training.

3.2.1

Franchisor shall provide, at a location designated by Franchisor, training for Franchisee and/or Franchisee's general manager and all other managers for the Restaurant. The training program will commence at least ten weeks prior to opening of the Restaurant, and will last for eight weeks. The training program syllabus shall be as described in the Garfield's Operations Manual (the "Manual"). Transportation, room and board, compensation and any other expense incurred by Franchisee and its managers in connection with attending the training school will be borne solely by Franchisee. Franchisor will bear the costs relating to its instructors, the training materials and administrative overhead.

3.2.2

Franchisor shall provide to Franchisee during the opening of the Restaurant a kitchen trainer, floor trainer, manager and supervisor. The kitchen trainer will be available for up to four weeks, and all others will be available for up to two weeks. Longer periods are negotiable. Franchisee will bear the expense of transportation, room and board, visas, work permits and local fees and income taxes of such persons. Franchisor will bear the expense of their compensation.

3.3 Informational Material.

Franchisor shall provide Franchisee with such periodic newsletters, bulletins and additional informational material as Franchisor deems advisable. Such additional information will include new recipes and menu items to be added to, or substituted for, recipes and menu items previously furnished to Franchisee.

3.4 Plans and Specifications.

Franchisor shall make available at no charge to Franchisee a preliminary floor plan and design elements for the construction of a typical franchised restaurant and for the exterior and interior design and layout, fixtures, furnishings, and signs. Franchisee will obtain architectural and engineering services independently and at its own expense. Franchisee shall advise Franchisor of, and be responsible for, architectural plans and specifications for the Restaurant, as well as any alterations to the preliminary floor plan and design elements and specifications that may be required to comply with local laws. Franchisor shall have the right to review all such architectural and/or engineering plans which Franchisee obtains and to prohibit the implementation of a plan, or part thereof, which Franchisor, in its sole and absolute discretion, believes is not consistent with the best interests of the System. In the event that Franchisor desires to prohibit the implementation of such plan, or part thereof, Franchisor shall so notify Franchisee within thirty business days of receiving such architectural and/or engineering plans for review. Failure of Franchisor to so notify Franchisee within such thirty business day period shall be deemed to be an approval of such plans. In the event Franchisor does object to any such plan, Franchisor shall provide Franchisee with a reasonable detailed list of changes necessary to make such plans acceptable to Franchisor. Franchisor shall, upon Franchisee's resubmission of such plans with such changes as Franchisee has prepared, notify Franchisee within fifteen business days of receiving such plans whether they are acceptable. Failure to so notify Franchisee within such fifteen business day period shall be deemed to be an approval of such amended plans.

3.5 Promotional Material.

Franchisor shall make available from time to time promotional materials for in store marketing by Franchisee for which Franchisee shall pay the reasonable value thereof, if used. Franchisor must review and approve all advertising and promotional material which Franchisee proposes to use.

3.6 Garfield's Operations Manual.

Franchisor shall loan Franchisee one copy of Franchisor's Manual for use at the Restaurant, subject to the conditions set forth in Article VI hereof. The use of additional copies shall be controlled by Franchisor at fees set by it.

3.7 Quarterly Inspections.

Franchisor seeks to maintain the standards of quality, professionalism, appearance and service of the System and the Concept, and to that end may conduct each calendar quarter an inspection of the Premises and such other periodic inspections as may be desirable, subject to two days prior notice to Franchisee. The cost of such quarterly inspections will be borne by Franchisor; provided, to the extent that Franchisee requests the assistance of Franchisor personnel at times other than the regular quarterly inspections, costs incurred by Franchisor in furnishing such personnel and assistance will be borne by Franchisee.

3.8 No Third Party Reliance.

All of the obligations of Franchisor arising under this Agreement are to Franchisee, and no other party is entitled to rely upon, enforce, or obtain relief for any breach thereof, either directly or by subrogation.

ARTICLE IV
DUTIES OF FRANCHISEE

4.1 Attendance at Training Programs.

Franchisee, the Principal Shareholders and Franchisee's general manager and all other managers must attend training sessions conducted by Franchisor, until, in the judgment of Franchisor, they are sufficiently trained in Franchisor's operating requirements and procedures, including the Concept. The operation and manner of conducting such training school shall be in the manner determined by Franchisor. Transportation, room and board, compensation and any other expense incurred by Franchisee and its managers in connection with attending the training school will be borne solely by Franchisee. Franchisor will bear the costs relating to its instructors, the training materials and administrative overhead.

4.2 Lease of Premises.

In the event Franchisee will occupy the Premises under a lease, sublease, or other contract of tenancy with a third party (the "Lease"), Franchisee shall, at least thirty days prior to the execution of the Lease, submit the Lease in the English language to Franchisor for its written approval, which Lease shall be for a term at least as long as the initial term of this Agreement and shall include such terms and conditions as Franchisor may reasonably request to protect its interest in the Restaurant, the System and the Concept including, without limitation, the following provisos:

4.2.1

A provision reserving to Franchisor the right, at Franchisor's election, to receive an assignment of the leasehold interest upon termination or expiration of the franchise grant;

4.2.2

A provision that expressly permits the lessor of the Premises to provide Franchisor all sales and other information it may have related to the operation of the Restaurant, as Franchisor may request;

4.2.3

A provision that requires the lessor of the Premises concurrently to provide Franchisor with a copy of any written notice of deficiency under the Lease sent to Franchisee and that grants to Franchisor, in its sole discretion and sole option, the right (but not the duty) to cure any deficiency under the Lease, should Franchisee fail to do so within fifteen days after the expiration of the period in which Franchisee may cure the default;

4.2.4

A provision that evidences the right of Franchisee to display the Proprietary Marks in accordance with the specifications required by the Manual, subject only to the provisions of applicable law;

4.2.5

A provision that the Premises shall be used only for the operation of the Restaurant; and

4.2.6

A provision that expressly states that any default under the Lease shall constitute a default under the Franchise Agreement, and a provision that Franchisor shall have the option to require an assignment of the Lease of the Premises from Franchisee to Franchisor, without the lessor of the Lease having any right to impose conditions on such an assignment or to obtain any payment in connection therewith in the event of any default or termination of Franchisee under the Franchise Agreement or Development Agreement or the termination of any such agreement.

Franchisee shall furnish Franchisor with a fully executed copy of the Lease within ten days after execution of the Lease.

4.3 Construction of Restaurant.

Prior to the commencement of any construction (including leasehold improvements) on the Premises, Franchisee, at its expense, shall comply, to Franchisor's satisfaction, with all of the following requirements:

4.3.1

Franchisee shall employ a qualified architect, or construction consultant, approved in advance by Franchisor, to review and adapt plans and specifications provided by Franchisor for construction of the Restaurant on the Premises;

4.3.2

Franchisee shall submit to Franchisor, for Franchisor's approval, detailed plans and specifications adapting Franchisor's then-current standard floor plans and design elements and specifications to Franchisee's location and to local and state laws, regulations and ordinances. When approved by Franchisor, such plans and specifications shall not thereafter be materially changed or modified without the prior written consent of Franchisor;

4.3.3

Franchisee shall employ a qualified general contractor, approved in advance by Franchisor, to supervise construction of the building on the Premises, including completion of all improvements; and

4.3.4

Franchisee shall obtain all permits and certifications required for lawful construction and operation of the Restaurant, including, without limitation, zoning, access, sign and fire requirements, and provide to Franchisor such evidence as Franchisor may reasonably request that all such permits and certifications have been obtained.

4.4 Use of Premises.

Franchisee shall use the Premises solely for the operation of the Restaurant; shall keep the Restaurant open and in normal operation for such minimum hours and days as Franchisor may from time to time specify in the Manual or as Franchisor may otherwise approve in writing; and shall refrain from using or permitting the use of the Premises for any other purpose or activity at any time without first obtaining the written consent of Franchisor.

4.5 Maintenance of Restaurant.

Franchisee shall maintain the Restaurant in a high degree of sanitation, repair and condition, and in connection therewith shall make such additions, alterations, repairs and replacements thereto (but no others without Franchisor's prior written consent) as may be required for that purpose.

4.6 Improvements and Modifications

. Franchisee agrees that from time to time Franchisor may change or modify the System and/or the Concept, including without limitation changes in the kinds or preparations of foods or beverages offered for sale, improvements or alterations in the decor of the Restaurant, or modifications in the operating procedures or requirements of the Restaurant. Franchisee shall accept such changes and modifications, as if they were part of this Agreement at the time of its execution, and shall promptly undertake and complete the changes and modifications; provided that Franchisee need not accept a Material Change as defined herein unless such change is or will be made throughout the System. A "Material Change" as defined herein is an improvement or modification that requires out-of-pocket expenditures by Franchisee in excess of $5,000. Franchisee shall not change, modify or alter in any way the System or the Concept.

4.7 Remodeling of Restaurant.

In order to assure the continued success of the Restaurant, Franchisee shall, any time from time to time after five years from the date of this Agreement as reasonably required by Franchisor (taking into consideration the cost and then-remaining term of this Agreement), modernize the Premises, equipment, signs, interior and exterior decor items, fixtures, furnishings, supplies and other products and materials required for the operation of the Restaurant to Franchisor's then-current design, decor, specifications and standards of the Concept; provided that, at the time Franchisor requires Franchisee to so modernize the Premise at least 25% of Franchisor-owned and operated restaurants meet such standards and specifications. Franchisee's obligations under this section are in addition to, and shall not relieve Franchisee from, any of its other obligations under this Agreement, including those contained in the Manual.

4.8 Operation of Restaurant.

Franchisee shall operate the Restaurant in strict conformity with such uniform methods, standards and specifications as Franchisor may from time to time prescribe in the Manual to insure that the highest degree of quality, timeliness and service is uniformly maintained. Franchisee agrees:

4.8.1

To maintain in sufficient supply and use at all times, only such food, beverages, furnishings, supplies, menus, fixtures and equipment as conform with Franchisor's standards and specifications, and to refrain from deviating therefrom by using nonconforming items without Franchisor's prior written consent;

4.8.2

To sell or offer for sale only such food, beverages and other products as have been expressly approved for sale in writing by Franchisor; to sell or offer for sale all approved food, beverages and other products; and to discontinue selling and offering for sale any food, beverages and other products as Franchisor may, in its discretion, disapprove in writing at any time. With respect to the offer and sale by Franchisee of all food, beverages and other products, Franchisee shall have sole discretion as to the prices to be charged to its customers and as to product brands conforming to Franchisor's standards and specifications. Franchisee shall honor any gift certificates issued pursuant to a System-wide gift certificate program;

4.8.3

To insure that the approved food products sold by Franchisee hereunder shall be of the highest quality, and the method of preparing and serving and the nature, quality, ingredients and composition of the food products sold hereunder shall comply with the instructions and recipes provided by Franchisor or contained in the Manual, and with the further written requirements of Franchisor as Franchisee may be advised from time to time. All recipes and requirements shall remain the property of Franchisor and shall be returned to it by Franchisee upon the expiration, termination or assignment by Franchisee of this Agreement; provided, Franchisee may, from time to time, request Franchisor to amend its instructions, recipes and requirements, which requests, upon a demonstration of good cause and a determination that such amendment would not conflict with, or cause damage or injury to, the Concept or the System, shall be approved by Franchisor;

4.8.4

To permit Franchisor or its agents, at any reasonable time, to remove from Franchisee's inventory, or from the Restaurant, at Franchisor's option, samples of items without payment therefor, in amounts reasonably necessary for testing by Franchisor or an independent laboratory to determine whether said samples meet Franchisor's then current standards and specifications. In addition to any other remedies it may have under this Agreement, Franchisor may require Franchisee to bear the cost of such testing if the supplier of the items has not previously been approved by Franchisor or if the sample fails to conform to Franchisor's specifications;

4.8.5

To purchase and install, at Franchisee's expense, all fixtures, furnishings, signs and equipment as Franchisor may reasonably direct from time to time in the Manual or otherwise in writing; and to refrain from installing or permitting to be installed on or about the Premises, without Franchisor's prior written consent, any equipment or other improvements not previously approved as meeting Franchisor's standards and specifications; provided, the purchase and installation of any such fixtures, furnishings, signs and equipment shall be subject to, and in compliance with, the terms of all local laws and the Lease, if any, for the Premises;

4.8.6

To maintain all equipment in a condition that meets operational standards specified in the Manual and, as equipment becomes obsolete or inoperable, to replace such equipment with the types and kinds of equipment as are then approved for use in the System. Franchisee shall also purchase and install new equipment within such reasonable times as are specified by Franchisor in the event Franchisor determines that Franchisee needs additional or substitute equipment to operate under the Concept;

4.8.7

To establish and utilize a point-of-sale system, including without limitation the acceptance of credit cards, that is compatible with a system specified by Eateries, as may change from time to time, and in accordance with the procedures of Franchisor and as contained in the Manual, as amended from time to time;

4.8.8

The Restaurant shall at all times be under the direct, on-premises supervision of Franchisee, a Principal Shareholder or a trained and competent employee acting as full-time manager. Within six months from the Effective Date, Franchisee shall notify Franchisor in writing of the person(s) selected to be manager(s) of the Restaurant. Thereafter, Franchisee shall keep Franchisor informed at all times of the identity of any employee(s) acting as manager(s) of the Restaurant. Franchisee and the Principal Shareholders agree that they will at all times faithfully, honestly and diligently perform their obligations hereunder and that they will not engage in any business or other activities that will conflict with their obligations hereunder; and

4.8.9

To employ the minimum number of employees, and to implement a training program for such employees, as may be prescribed by Franchisor, and to comply with all applicable federal, state and local laws, rules and regulations with respect to such employees.

4.9 Purchase of Ingredients, Supplies, and Materials.

Franchisee agrees that:

4.9.1

Franchisee shall purchase all food supplies and ingredients used in the composition of all menu items and other approved auxiliary products from approved suppliers which are in conformity with Franchisor's standards, as the same may be modified from time to time. Franchisor shall notify Franchisee of approved suppliers in its market area. If Franchisee desires to purchase food supplies, ingredients or auxiliary products from other than approved suppliers, Franchisee shall submit a written request for the same to Franchisor. If Franchisor determines that such proposed supplier or auxiliary products meet the quality standards of Franchisor, then Franchisor shall so notify Franchisee, and in such event Franchisee may then purchase food supplies and ingredients from such approved supplier, or purchase such auxiliary products. In the event Franchisor does not disapprove such request within forty-five days after receipt, such request shall be deemed to have been approved. Upon request, Franchisor shall furnish Franchisee with a list of any contracts entered into by Franchisor with national or regional suppliers used in the restaurant operations;

4.9.2

Franchisee agrees to comply with and honor any and all rebate and/or purchasing programs that Franchisor establishes for the System. Franchisor shall use commercially reasonable efforts to negotiate with suppliers for the lowest possible price for food and beverages for all franchisees in the System. In conjunction with such efforts, if Franchisor agrees to a rebate program with a supplier, all such rebates will be payable to Franchisor who shall distribute to Franchisee its pro-rata share of its rebates, less a 15% handling charge.

4.9.3

The parties hereto agree that Franchisor's method of cooking and preparing its food is a highly confidential trade secret and that because of the importance of quality and uniformity of product, it is to the mutual benefit of both parties hereto that Franchisor closely control the method of cooking and preparing such food;

4.9.4

Franchisee may purchase from Franchisor or its subsidiaries, upon such terms as Franchisor shall determine, such items and supplies as Franchisor offers for sale to its Franchisees;

4.9.5

Franchisee shall require all of its employees to dress in conformity with the styles that have been approved by Franchisor;

4.9.6

Franchisee shall make all payments to third parties, when due for obligations resulting from or incurred in the operation, or by virtue of the existence of the Restaurant, whether for services, goods, supplies, rent or otherwise; and

4.9.7

Franchisor, in its sole discretion, shall have the right to make, on behalf of Franchisee, any payment specified in this Agreement or the Lease of the Premises, or due and owed by Franchisee to any third party and which Franchisee shall have failed to pay when due, whether directly or through Franchisee. Franchisor shall bill Franchisee for any amount so paid by Franchisor, together with a delinquency charge of 18% per annum, provided that the rate of interest shall not in any event exceed the maximum rate permitted by law. Imposition of any such delinquency charge shall not constitute a waiver of the right of Franchisor to treat said failure of payment by Franchisee as a default under this Agreement or any other agreement, or to seek other available legal remedies.

4.10 Right to Set-Off.

In the event that any of the obligations owing under this Agreement shall be due and payable, yet remain unpaid for thirty days or more, Franchisor is hereby authorized by Franchisee at any time and from time to time, without prior notice, any such notice being expressly waived, to set off and appropriate and apply any funds held or owing by Franchisor (in any capacity) to or for the credit or the account of Franchisee against and on account of obligations and liabilities of Franchisee under this Agreement and claims of every nature and description of Franchisor against Franchisee, whether arising under this Agreement or otherwise, regardless of whether Franchisor has made demand for payment, and although such obligations, liabilities or claims are contingent or unmatured. Franchisor agrees to notify Franchisee of any such set-off and the application made by Franchisor, provided that the failure to give notice shall not affect the validity of the set-off and application. The right of set-off provided by this section is in addition to other rights and remedies that Franchisor may have.

4.11 Right to Enter.

Franchisee shall grant Franchisor and its agents the right to enter upon the Premises at any reasonable time for the purpose of conducting inspections; cooperate with Franchisor's representatives in such inspections by rendering such assistance as they may reasonably request; and, upon notice from Franchisor or its agents, and without limiting Franchisor's other rights under this Agreement, take such steps as may be necessary immediately to correct the deficiencies detected during any such inspection, including, without limitation, immediately desisting from the further use of any food, beverages, equipment, advertising materials, products or supplies that do not conform with Franchisor's then-current specifications, standards or requirements.

4.12 Accounting and Records.

4.12.1 Maintenance of Records.

Franchisee shall maintain and preserve, during the term of this Agreement, full, complete, and accurate books, records and accounts in accordance with the standard accounting system prescribed by Franchisor in the Manual or otherwise in writing. Franchisee shall retain during the term of this Agreement and for three years thereafter all books and records related to the Restaurant, including without limitation, sales checks, purchase orders, invoices, payroll records, customer lists, check stubs, sales and all other tax records and returns, cash receipts and disbursement journals, and general ledgers. [CHECKING WITH TAX ATTORNEY ON THIS ONE.]

4.12.2 Financial Reports.

In the form and manner as may be required by the Manual, Franchisee shall submit financial reports to Franchisor as required by this Section 4.12. Franchisee shall complete and submit to Franchisor weekly reports of the Gross Receipts for the Restaurant on or before 11:00 a.m. central time on the Monday following the calendar week to which the report relates. Franchisee shall also supply to Franchisor on or before the tenth day of each month an activity report for the last preceding month for the Restaurant, including without limitation, a report of the Restaurant's Gross Receipts for such month. Additionally, Franchisee shall, at its expense, submit to Franchisor the following financial statements for the Restaurant: (i) within thirty days of the end of each calendar quarter during the term of this Agreement, a profit and loss statement for the preceding quarter and a balance sheet as of the last day of the preceding quarter and (ii) no later than seventy-five days after the Franchisee's fiscal period during the term of this Agreement, a profit and loss statement for the prior fiscal period and a balance sheet as of the last day of such fiscal period, prepared on an accrual basis including all adjustments necessary for fair presentation of the financial statements. All such financial statements shall be prepared in accordance with generally accepted accounting principles and shall be certified to be true and correct by Franchisee. Franchisor reserves the right to require annual financial statements reviewed or audited by an independent certified public accountant chosen by Franchisee and acceptable to Franchisor; such review or audit shall be at the expense of Franchisee. Franchisor also reserves the right to require that all financial statements be prepared in accordance with specimen forms provided to Franchisee by Franchisor.

4.12.3 Other Reports.

Franchisee shall submit to Franchisor such other periodic reports, forms and records as specified, and in the manner and at the time as specified in the Manual or otherwise in writing.

4.12.4 Recordation.

Franchisee shall record all sales on point of sale systems approved by Franchisor or on such other types of point of sale systems as may be designated by Franchisor in the Manual or otherwise in writing. Franchisee agrees that Franchisor shall have the right to require Franchisee to utilize point-of-sale systems that are fully compatible with any program or system which Franchisor, in its discretion, may employ. Franchisor shall have full access to all of Franchisee's data, system and related information by means of direct access, whether in person or by telephone/modem.

4.12.5 Examinations.

Franchisor or its designated agents shall have the right at all reasonable times to examine and copy, at its expense, the books, records and tax returns of Franchisee. Franchisor shall also have the right, at any time, to have an independent audit made of the books of Franchisee at Franchisor's expense. If an inspection should reveal that any payments to Franchisor have been understated in any report to Franchisor, then Franchisee shall immediately pay to Franchisor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at 18% per annum, provided that the rate of interest shall not exceed the maximum rate permitted by law. If an inspection discloses an understatement in any report of 2% or more, Franchisee shall, in addition, reimburse Franchisor for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other remedies Franchisor may have.

4.13 Liquor License.

The grant of the rights which are the subject of this Agreement is expressly conditioned upon the ability of Franchisee to obtain and maintain any and all required state and/or local licenses permitting the sale of liquor by the drink on the Premises, and Franchisee agrees to use its best efforts to obtain such licenses. In the event Franchisee fails, after a good faith effort, to obtain any and all such required liquor licenses prior to or simultaneous with the opening of the Restaurant, then, at the option of Franchisor, this Agreement may be terminated immediately by Franchisor upon written notice to Franchisee, in which event, Franchisor shall refund to Franchisee, without interest, the Initial Fee, less (i) any application fees and/or franchise fee deposit allocated to the Initial Fee and (ii) any expenses incurred and damages sustained by Franchisor in connection with its performance hereunder prior to the date of such termination. After obtaining the necessary state and/or local liquor licenses, Franchisee shall thereafter comply with all applicable laws and regulations relating to the sale of liquor on the Premises. If, during any twelve-month period during the term of this Agreement, Franchisee is prohibited for any reason from selling liquor on the Premises for more than thirty days because of a violation or violations of state or local liquor laws, then, at the option of Franchisor, this Agreement may be terminated immediately by Franchisor upon written notice to Franchisee.

4.14 No Waiver.

Franchisee and the Principal Shareholders acknowledge that nothing contained herein constitutes Franchisor's agreement to accept any payments after same are due or a commitment by Franchisor to extend credit to or otherwise finance Franchisee's operation of the Restaurant. Further, Franchisee and the Principal Shareholders acknowledge that Franchisee's or the Principal Shareholders' failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as herein provided.

ARTICLE V
PROPRIETARY MARKS

5.1 Representations of Franchisor.

Franchisor represents with respect to the Proprietary Marks that:

5.1.1

Franchisor has the full and exclusive right to the use of the Proprietary Marks, within the Protected Territory for restaurant and bar services and will take all reasonable steps to preserve and protect its ownership and validity in and to the Proprietary Marks in the Protected Territory;

5.1.2

Franchisor will use and permit Franchisee and other franchisees of Franchisor to use the Proprietary Marks only in accordance with the Concept in order to protect the goodwill associated with and symbolized by the Proprietary Marks; and

5.1.3

In the event that Franchisee is precluded from operating the Restaurant within the Protected Territory because Franchisor determines that a third person has acquired rights under the law of any state in such mark, which so precludes Franchisee, Franchisor agrees to assist Franchisee, at Franchisee's request, in locating an alternative site for the Restaurant. In the event that an alternative site cannot be located within ninety days of Franchisee's request, Franchisor shall repay the Initial Fee to Franchisee. Franchisee and the Principal Shareholders agree that the remedies set forth in this subsection and in Subsection 5.2.5 below, shall constitute their sole remedies against Franchisor in such event.

5.2 Agreement of Franchisee.

With respect to Franchisee's use of the Proprietary Marks pursuant to this Agreement, Franchisee agrees that:

5.2.1

Franchisee shall use only the Proprietary Marks designated by Franchisor and only in the manner authorized and permitted by Franchisor. Franchisee shall use the Proprietary Marks only in connection with the operation of the Restaurant;

5.2.2

During the term of this Agreement, Franchisee shall identify itself as the owner of the Restaurant in conjunction with any use of the Proprietary Marks, including, but not limited to, on invoices, order forms, receipts and contracts, as well as at such conspicuous locations on the Premises as Franchisor shall designate in writing. Any identification which specifies Franchisee's name shall be followed by the term "A Franchisee of Garfield's Restaurant & Pub" or such other identification as shall be approved by Franchisor, if used in connection with the Restaurant;

5.2.3

Franchisee's right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Franchisor's rights in the Proprietary Marks or otherwise;

5.2.4

Franchisee shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of Franchisor;

5.2.5

In the event that litigation involving the Proprietary Marks is instituted or threatened against Franchisee, Franchisee shall promptly notify Franchisor and shall cooperate fully in defending or settling such litigation. Franchisee agrees that Franchisor, upon notification to Franchisee, may elect to assume control over, and responsibility for, any litigation instituted against Franchisee involving the Proprietary Marks. In the event of any such litigation, Franchisor shall bear all costs of such litigation and should Franchisee be found liable for damages or penalties in connection with any such litigation, Franchisor shall indemnify and hold Franchisee harmless from such damages or penalties to the extent such actions or omissions for which Franchisee was held liable were conducted or performed in good faith and not in a manner negligently or recklessly giving rise to such liability. Furthermore, Franchisee shall execute any documents deemed necessary by Franchisor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability. Should Franchisee be forced to remove, replace or alter any signs, menus, advertising, paper goods or other items by reason of litigation in connection with the Proprietary Marks, Franchisor agrees to reimburse Franchisee for the reasonable costs of such removal, replacement or alteration;

5.2.6

Franchisee shall require all advertising and promotional materials, signs, decorations, paper goods (including forms, business cards, labels, boxes, envelopes and stationery), and other items designated by Franchisor to bear the Proprietary Marks in the form, color, location and manner required by Franchisor;

5.2.7

No item of merchandise, equipment, supplies, furnishings or utensils bearing the Proprietary Marks shall be used or sold in, upon, or on behalf of the Restaurant unless the same shall have been first submitted to and approved in writing by Franchisor as meeting Franchisor's existing standards of quality and utility;

5.2.8

Any Proprietary Marks subsequently provided to Franchisee for use within the Concept or the System shall enjoy the same protection as the Proprietary Marks herein used;

5.2.9

Franchisor is party to an agreement with United Feature Syndicate, Inc. ("UFS"), the trademark owner of the GARFIELD THE CAT cartoon strip characters. This agreement delineates the respective rights of Franchisor and UFS in the name GARFIELD. Under such agreement, Franchisor has agreed that neither Franchisor nor its franchisees will make any use of the GARFIELD THE CAT character or other characters from that comic strip in connection with the restaurant and/or bar services rendered by Franchisor and its franchisees. Franchisee and the Principal Shareholders acknowledge their understanding that such prior agreement between Franchisor and UFS is binding upon Franchisee and the Principal Shareholders, and Franchisee and the Principal Shareholders agree to comply with the restrictions contained in such agreement; particularly the restriction prohibiting usage by franchisees of Franchisor of the GARFIELD THE CAT character or any other characters from that comic strip in connection with any franchised restaurant of Franchisor; and

5.2.10

Franchisee shall not use any of the Proprietary Marks as part of an electronic mail address, or on any sites on the Internet or World Wide Web and shall not use or register any of the Proprietary Marks as a domain name on the Internet.

5.3 Acknowledgments of Franchisee.

Franchisee expressly understands and acknowledges that:

5.3.1

Franchisor has the exclusive right and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by the Proprietary Marks, and the Proprietary Marks will serve to identify the Concept and those restaurants within the System;

5.3.2

Franchisee shall not directly or indirectly contest or conflict with the validity of Franchisor's ownership of the Proprietary Marks. Franchisee's use of the Proprietary Marks pursuant to this Agreement does not give Franchisee any ownership interest or other interest in or to the Proprietary Marks, except the franchise granted herein;

5.3.3

Any and all goodwill arising from Franchisee's use of the Proprietary Marks in the Restaurant under the Concept shall inure solely and exclusively to Franchisor's benefit, and upon expiration or termination of this Agreement and the franchise herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Franchisee's use of the Concept or the Proprietary Marks;

5.3.4

The right and license of the Proprietary Marks granted hereunder to Franchisee is nonexclusive (with the exception of Franchisee's rights in the Protected Territory), and Franchisor thus has and retains the rights among others:

(i) To grant additional franchises for Proprietary Marks, and to use the Proprietary Marks in connection with selling food and other products;

(ii) To develop and establish other systems for the same Proprietary Marks or similar proprietary marks, and grant licenses or franchises thereto without providing any rights therein to Franchisee; and

5.3.5

Franchisor reserves the right to substitute different Proprietary Marks for use in identifying the Concept, the System and the business operating thereunder, if Franchisor can no longer use, license or franchise the use of the Proprietary Marks.

ARTICLE VI
CONFIDENTIAL OPERATIONS

6.1 Compliance with Manual Standards.

In order to protect the reputation and goodwill of Franchisor and to maintain uniform standards of operation, Franchisee shall conduct its business in accordance with the Manual. Franchisee will receive on loan from Franchisor one copy of the Manual for the Restaurant. Franchisee shall return to Franchisor the Manual and any other manuals created or approved for use in the operation of the Restaurant, as well as any unauthorized copies of the foregoing materials, upon termination of this Agreement.

6.2 Confidentiality of Manual.

Franchisee shall at all times treat the Manual, any other manuals created or approved for use in the operation of the Restaurant, and the information contained therein, as confidential, and shall use all reasonable efforts to maintain such information as secret and confidential. Franchisee shall not at any time copy, duplicate, record, or otherwise reproduce the foregoing materials, in whole or in part, nor otherwise make the same available to any unauthorized person.

6.3 Property of Franchisor.

The Manual shall at all times remain the sole property of Franchisor. Franchisor may from time to time revise the contents of the Manual, and Franchisee and the Principal Shareholders expressly agree to comply with each new or changed standard.

6.4 Maintenance of Manual at Restaurants.

Franchisee shall, at all times, maintain the copy of the Manual at the Restaurant and insure that the Manual is kept current and up-to-date, and in the event of any dispute as to the contents of the Manual, the terms of the master copy of the Manual maintained by Franchisor at Franchisor's home office shall be controlling.

ARTICLE VII
CONFIDENTIAL INFORMATION

7.1 Proprietary Information.

Franchisee and the Principal Shareholders acknowledge that, over the term of this Agreement, they are to receive proprietary information which Franchisor has developed over time at great expense, including, but not limited to, information regarding the System, the Concept, methods of site selection, marketing and public relations methods, product analysis and selection, recipes for preparing, cooking and serving food and beverages, and service methods and skills relating to the development and operation of Restaurants. They further acknowledge that this information, which includes, but is not necessarily limited to, that contained in the Manual, is not generally known in the industry and is beyond their own present skills and experience, and that to develop it themselves would be expensive, time consuming and difficult. Franchisee and the Principal Shareholders further acknowledge that Franchisor's information provides a competitive advantage and will be valuable to them in the development of their business, and that gaining access to it is therefore a primary reason why they are entering into this Agreement. Accordingly, Franchisee and the Principal Shareholders agree that Franchisor's information, as described above, which may or may not be "trade secrets" under prevailing judicial interpretations or statutes, is private and valuable, and constitutes trade secrets belonging to Franchisor; and in consideration of Franchisor's confidential disclosure to them of these trade secrets, Franchisee and the Principal Shareholders agree as follows (subject to the provisions of the Development Agreement and any other franchise agreement between Franchisor, Franchisee, and the Principal Shareholders):

7.1.1

During the term of this Agreement, neither Franchisee nor any Principal Shareholder, for so long as such Principal Shareholder owns an interest in Franchisee, may, without the prior written consent of Franchisor, directly or indirectly engage in, or acquire any financial or beneficial interest (including any interest in corporations, partnerships, limited liability companies, trusts, unincorporated associations or joint ventures) in, advise, help, guarantee loans or make loans to, any restaurant business whose menu or method of operation is similar, in the reasonable opinion of Franchisor, to that employed by restaurant units within the System which is either (i) located in the "Territory" as defined in the Development Agreement, (ii) located in the Designated Market Area (as defined and established by Nielsen Media Research Company in its 1998-1999 map, a copy of which will be maintained by the Franchisor at the address set forth in Section 17.4) of any restaurant developed pursuant to the Development Agreement, (iii) located within a five-mile radius of any restaurant unit (whether owned by Franchisor or operated by a franchisee of Franchisor) within the System, or (iv) determined by Franchisor, exercising reasonable good faith judgment, to be a direct competitor of the System;

7.1.2

Neither Franchisee, for two years following the termination of this Agreement, nor any Principal Shareholder, for two years following the termination of all of his interest in Franchisee or the termination of this Agreement, whichever occurs first, may directly or indirectly engage in, or acquire any financial or beneficial interest (including any interest in corporations, partnerships, limited liability companies, trusts, unincorporated associations or joint ventures) in, advise, help, guarantee loans or make loans to, any restaurant business whose menu or method of operation is similar, in the reasonable opinion of Franchisor, to that employed by restaurant units within the System which is located either (i) in the "Territory" as defined in the Development Agreement, or if there is no Development Agreement, then in the Protected Territory (ii) in the Designated Market Area (as defined and established by Nielsen Media Research Company in its 1998-1999 map, a copy of which will be maintained by the Franchisor at the address set forth in Section 17.4) of any restaurant developed pursuant to the Development Agreement, (iii) within a five-mile radius of any restaurant unit (whether owned by Franchisor or operated by a franchisee of Franchisor) within the System, or (iv) within any area for which an active, currently binding development agreement has been granted by Franchisor to another franchisee as of the date of the termination; and

7.1.3

Neither Franchisee nor any Principal Shareholder shall at any time (i) appropriate or use the Concept, or any portion thereof, in any restaurant business which is not within the System, (ii) disclose or reveal any portion of the Concept or the System to any person, other than to Franchisee's employees at the Restaurant as an incident of their training, (iii) acquire any right to use the Proprietary Marks, except in connection with the operation of the Restaurant, or (iv) communicate, divulge or use for the benefit of any other person or entity any confidential information, knowledge or know-how concerning the methods of development or operation of a restaurant utilizing the Concept and the System, which may be communicated by Franchisor in connection with the Restaurant.

7.2 Injunctive Relief.

Franchisee and Principal Shareholders agree that the provisions of this Article VII are and have been a primary inducement to Franchisor to enter into this Agreement, and that, in the event of breach thereof, Franchisor would be irreparably injured and would be without adequate remedy at law. Therefore, in the event of a breach, or a threatened or attempted breach, of any of such provisions, Franchisor shall be entitled, in addition to any other remedies which it may have hereunder or in law or in equity (including without limitation the right to terminate this Agreement), to a preliminary and/or permanent injunction and a decree for specific performance of the terms hereof without the necessity of showing actual or threatened damage, and without being required to furnish a bond or other security.

7.3 Investments in Publicly Traded Companies.

The restrictions contained in Subsections 7.1.1 and 7.1.2 above shall not apply to ownership of less than 2% of the shares of a company whose shares are listed and traded on a national securities exchange, if such shares are owned for investment only and are not owned as an officer, director, employee, or consultant of such publicly traded company.

7.4 Reforming Provisions.

If any court or other tribunal having jurisdiction to determine the validity or enforceability of this Article VII determines that it would be invalid or unenforceable as written, then the provisions hereof shall be deemed to be modified or limited to such extent or in such manner as necessary for such provisions to be valid and enforceable to the greatest extent possible.

7.5 Confidentiality Agreements.

Franchisee shall require its general manager and each of its managers to execute a confidentiality agreement in the form attached hereto as Appendix A. Franchisee shall be responsible for compliance of its employees with the agreements identified in this Article VII. Furthermore, at the request of Franchisor, Franchisee shall provide Franchisor with executed confidentiality agreements from all executive officers, directors and holders of a beneficial interest of 10% or more in Franchisee. With respect to each person who becomes associated with Franchisee in one of the capacities enumerated above subsequent to execution of this Agreement, Franchisee, at the request of Franchisor, shall require and obtain executed confidentiality agreements from such persons and promptly provide Franchisor with copies of such agreements. In no event shall any person enumerated be granted access to any confidential aspect of the Concept, the System, the Manual or the Restaurant prior to execution of a confidentiality agreement.

ARTICLE VIII
USE OF NAME; ADVERTISING

8.1 Advertising Under Trade Name.

During the term of this Agreement, Franchisee agrees to advertise under the trade name "Garfield's Restaurant & Pub" or similar variations thereof, and to diligently promote and make every reasonable effort to steadily increase the business of the Restaurant by proper use of advertising media.

8.2 National Advertising and Marketing Program.

Franchisee shall monthly remit 0.5% of the monthly Gross Receipts for the Restaurant to the Garfield's National Advertising and Marketing Program (the "Program"), due and payable with the Continuing Royalty Fee. "Gross Receipts" shall be as defined in Subsection 2.1.2 of this Agreement. The Program will be maintained and administered as follows:

8.2.1

Franchisor shall direct all advertising and marketing programs with sole discretion over the materials and media used in such programs and the placement and allocation thereof. Franchisor may delegate such authority in writing to one or more of its franchisees, and may terminate the delegation at any time in its sole discretion. Franchisee agrees and acknowledges that the Program is intended to maximize general public recognition and acceptance of the Proprietary Marks for the benefit of those employing the Concept within the advertising coverage area and that Franchisor and its delegate(s) undertake no obligation in administering the Program to make expenditures for Franchisee which are equivalent or proportionate to its remittance, or to ensure that any particular franchisee benefits directly or pro rata from the placement of advertising;

8.2.2

Franchisee agrees that the funds may be used to meet any and all costs of maintaining, administering, directing and implementing advertising (including, without limitation, the cost of preparing and conducting television, radio, magazine and newspaper advertising campaigns, promotional and merchandising programs and other public relations and marketing research activities; employing advertising agencies, which may be affiliated with Franchisor, to assist therein). All sums paid by Franchisee to the Program shall be maintained in a separate account from the other funds of Franchisor and shall not be used to defray any of Franchisor's general operating expenses, except for administrative costs and overhead, as Franchisor may incur in activities reasonably related to the administration or direction of the Program and advertising programs;

8.2.3

It is anticipated that most contributions to the Program shall be incurred for advertising, market research and promotional purposes during Franchisor's fiscal year within which contributions are made. If, however, excess amounts remain in the Program at the end of such fiscal year, all expenditures in the following fiscal year(s) shall be made first out of any current interest or other earnings of the Program, next out of any accumulated earnings, and finally from principal. Franchisor may issue to its franchisees credit memo while excess amounts are outstanding;

8.2.4

Although Franchisor intends to maintain the Program continually, Franchisor maintains the right to terminate the Program. The Program shall not be terminated, however, until all monies in the Program have been expended for advertising and promotional purposes or refunded to its franchisees without interest; and

8.2.5

An accounting of the operation of the Program shall be prepared annually and shall be made available to Franchisee upon request. Franchisor reserves the right, at its option, to require that such annual accounting include an audit of the operation of the Program prepared by an independent certified public accountant selected by Franchisor and prepared at the expense of the Program.

8.3 Local Advertising.

Franchisee shall incur and pay monthly for electronic and print media (or such other promotional campaign materials as Franchisor may approve) an amount equal to 3.0% of its Gross Receipts for the preceding month (or such shorter period as it has been open). Upon written request of Franchisee, Franchisor may, at its discretion, reduce this requirement for a particular calendar year. Franchisee acknowledges that it has primary responsibility for the promotion, advertising and marketing of the Restaurant, and that, unless otherwise agreed in writing, such responsibility is neither altered nor diminished by required contributions to a fund or funds established by Franchisor for the promotion of the Concept and the System.

8.4 Cooperative Advertising Campaigns.

From time to time, Franchisor may designate a local, regional or national advertising coverage area in which at least two or more franchised restaurants of Franchisor or Franchisor-owned restaurants are located for purposes of developing short-term, cooperative advertising campaigns. Franchisee agrees to participate in and contribute its share to such campaigns. The cost of the campaign shall be allocated among such franchised restaurants of Franchisor and Franchisor-owned restaurants within the advertising coverage area. Each franchisee's share shall be in proportion to the ratio of its sales to aggregate sales of all such franchised restaurants of Franchisor and Franchisor-owned restaurants within the advertising coverage area during the quarter preceding the commencement of the campaign; provided, that the contributions shall not exceed 3.5% of Franchisee's Gross Receipts for such quarter. Contributions to such campaigns will be credited towards the advertising expenditures required under Section 8.2, and then towards the advertising fee required under Section 8.3. At the time a campaign is submitted, Franchisor shall submit a list to Franchisee of all franchised restaurants and Franchisor-owned restaurants within the advertising coverage area.

8.5 Opening Promotions.

Franchisee shall submit to Franchisor, for Franchisor's approval, an advertising campaign plan relating to the promotion of the opening of the Restaurant which is sufficient to meet the needs of the relevant market. The Manual contains a Press Release kit to assist Franchisee in this regard. Franchisee shall conduct the approved advertising campaign and make all expenditures for advertising to promote the opening of the Restaurant no later than sixty days after the Restaurant opens for business. Franchisor will reimburse 50% of Franchisee's out-of-pocket opening advertising expenditures up to a maximum of Two Thousand Five Hundred Dollars ($2,500), if Franchisee meets the following criteria:

(i) Franchisee's opening advertising expenditures are made within sixty days after the opening of the Restaurant;

(ii) Franchisee submits to Franchisor within one hundred twenty days after the opening of the Restaurant documentation for the opening advertising expenditures, such as paid invoices from suppliers of goods or services evidencing expenditure on the opening advertising promotion; and

(iii) Franchisee's opening advertising expenditures are made pursuant to the approved advertising campaign plan and in accordance with the "Grand Opening Reimbursement Program Policy Guidelines" set forth in the Manual.

8.6 Prior Approval of Franchisor.

No coupon, promotional campaign, design, advertisement, sign, or form of publicity, including the form, color, number, location and size of the same, shall be used by Franchisee unless such is first submitted to, and approved by, Franchisor in writing. Without limiting the generality of the foregoing sentence, such advertising materials shall include without limitation the use of the Internet and Websites established and maintained by the Franchisee. Upon written notice by Franchisor, Franchisee agrees to remove, shut down or modify, at the discretion of Franchisor, any advertising materials (including without limitation Websites) found to be objectionable by Franchisor. If said materials are not removed, shut down or modified within five days after such notice, Franchisor, or its authorized agents, may at any time enter the Restaurant or upon the Premises or elsewhere, remove such objectionable signs or advertising media, or take any other action required to remove such advertising, and may keep or destroy such signs or other media without paying therefor, and without incurring liability to Franchisee for trespass or other tort.

ARTICLE IX
INSURANCE

9.1 Procurement of Policies.

Franchisee shall procure, at Franchisee's expense, prior to the commencement of any operations under this Agreement, and maintain in full force and effect during the term of this Agreement, an insurance policy or policies protecting Franchisee and Franchisor, and their respective officers, directors, partners and employees, against any loss, liability, personal injury, death, property damage, or expense whatsoever arising or occurring upon or in connection with the Restaurant and the Premises, as well as such other insurance applicable to such other special risks as Franchisor may reasonably require for its own and Franchisee's protection.

9.2 Coverage and Amounts.

Such policy or policies shall be written by an insurance company satisfactory to Franchisor in accordance with standards and specifications set forth in the Manual or otherwise in writing, and shall include, at a minimum, the following :

KIND OF INSURANCE	MINIMUM LIMITS OF LIABILITY
Worker's Compensation	Statutory
Employer's Liability	$500,000 bodily injury by accident $500,000 bodily injury by disease
Employment Practices Liability	$500,000 each occurrence
Comprehensive General Public Liability, including Product Liability, Injury and Liquor Liability	$1,000,000 each person $1,000,000 each occurrence $2,000,000 aggregate
Fire, Vandalism and Extended Coverage	Full replacement value
Umbrella Liability Insurance	$10,000,000
Other Required by Law	Lawful Limits

Except for worker's compensation, Franchisor shall be named as an additional insured in all such policies. Franchisor may require such additional coverage (in either kinds or amounts) as it determines to be reasonable under the circumstances.

9.3 Additional Coverage.

Franchisee must also carry business interruption insurance written by an insurance company satisfactory to Franchisor. In connection with any construction, renovation, refurbishing, or remodeling of the Restaurant, Franchisee shall require the general contractor to maintain, with a reputable insurer, comprehensive general liability insurance (with builder's risk, product liability, completed operations and independent contractors' coverage) in at least the amount of Five Hundred Thousand Dollars ($500,000), with Franchisor named as an additional insured, as well as worker's compensation, employer's liability insurance and such other insurance as may be required by law. Except for worker's compensation, Franchisor shall be named as an additional insured in all such policies.

9.4 Obligation Not Limited.

Franchisee's obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor shall Franchisee's performance of that obligation relieve it of liability under the indemnity provisions set forth in Section 16.2 of this Agreement.

9.5 Evidence of Insurance.

Upon obtaining the insurance required by this Agreement, and on each policy renewal date thereafter, Franchisee shall promptly submit evidence of satisfactory insurance and proof of payment therefor to Franchisor together with, upon request, copies of all policies and policy amendments. The evidence of insurance shall include a statement by the insurer that the policy or policies will not be canceled or materially altered without at least thirty days' prior written notice to Franchisor.

9.6 Authority of Franchisor to Procure Insurance.

Should Franchisee, for any reason, fail to procure or maintain the insurance required by this Agreement, as revised from time to time by the Manual or otherwise in writing by Franchisor for all franchisees, Franchisor shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance and to charge same to Franchisee, which charges, together with a reasonable fee for Franchisor's expenses in so acting, shall be payable by Franchisee immediately upon notice.

ARTICLE X
TRANSFERS OF INTEREST

10.1 Transfer by Franchisor.

Franchisor shall have the right to transfer or assign all or any part of its rights or obligations herein to any person or legal entity.

10.2 Transfer by Franchisee.

10.2.1 Conditions on Transfer.

Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchisee and the Principal Shareholders, and Franchisor has granted this franchise in reliance on Franchisee's and Principal Shareholders' business skills, financial capacity, and personal character. Accordingly, Franchisee shall neither sell, assign, transfer, pledge, mortgage or otherwise encumber this franchise, the Restaurant, the Premises, or this Agreement or any right or interest herein, nor permit any such assignment, transfer or encumbrance to occur by operation of law without the prior written consent of Franchisor. Franchisee may not, without the prior written consent of Franchisor, fractionalize any of the rights of Franchisee granted pursuant to this Agreement. Franchisee shall not permit any person or persons (if acting as a group) owning an equity interest in excess of 20% in Franchisee to sell, assign, transfer, fractionalize, pledge, mortgage or otherwise encumber his or their equity interest in Franchisee, nor permit any such assignment, transfer or encumbrance to occur by operation of law without the prior written consent of Franchisor. For purposes of this Agreement, a merger, consolidation, conveyance of the properties and assets of Franchisee substantially as an entirety to any person, any sale (or series of sales) of Franchisee's equity that reduces the equity ownership of the prior, remaining shareholders by 20% or more during the term of this Agreement, or any reorganization of Franchisee shall be deemed to be a transfer subject to the provisions of this Section 10.2. The assignment of any interest, other than as provided in this Agreement, any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor required by this Section 10.2 shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure pursuant to Section 11.2 of this Agreement.

10.2.2 Consent.

Franchisor shall not unreasonably withhold its consent to a transfer of any interest in this Agreement, the Restaurant, the Premises or Franchisee; provided, however, that if a transfer, alone or together with other previous, simultaneous, or proposed transfers, would have the effect of transferring Franchisee's interest in this Agreement, the Restaurant, the Premises or a controlling interest in Franchisee, Franchisor may, in its sole discretion, require as a condition of its approval the satisfaction of any or all of the following conditions set forth below. As the term is used in this Section 10.2, "Transferor" shall include Franchisee and all Principal Shareholders in case of a transfer by Franchisee, and in case of a transfer by one or more Principal Shareholders, the term shall include such Principal Shareholders and Franchisee:

(i) All of Transferor's accrued monetary obligations to Franchisor and all other outstanding obligations related to the Restaurant or any other franchised restaurant granted to Franchisee from Franchisor shall have been satisfied;

(ii) Transferor is not in default of any provisions of this Agreement, any amendment hereof or successor hereto, or the Development Agreement, if applicable, or any other agreement between Transferor and Franchisor or its subsidiaries and affiliates;

(iii) Transferor shall have executed a general release in a form satisfactory to Franchisor, of any and all claims against Franchisor and its officers, directors, shareholders and employees, in their corporate and individual capacities, including, without limitation, claims arising under all applicable laws, rules and ordinances;

(iv) The transferee shall enter into a written agreement, in a form satisfactory to Franchisor, assuming and agreeing to discharge all of Transferor's obligations under this Agreement, or if the obligation of Franchisee were guaranteed by the transferor, the transferee shall guarantee the performance of all such obligations in writing in a form satisfactory to Franchisor;

(v) The transferee shall demonstrate to Franchisor's satisfaction that transferee and its owners and employees meet Franchisor's managerial and business standards; possess a good moral character, business reputation and credit rating; have the aptitude and ability to conduct the Restaurant (as may be evidenced by prior related business experience or otherwise); and have adequate financial resources and capital to operate the Restaurant;

(vi) At Franchisor's option, Franchisee or the transferee, as the case may be, shall execute (and/or, upon Franchisor's request, shall cause all interested parties to execute), for a term ending on the expiration date of this Agreement, the standard form franchise agreement then being offered to new System franchisees and other ancillary agreements as Franchisor may require for a franchised restaurant of Franchisor, which agreements shall supersede this Agreement in all respects and the terms of which agreements may differ from the terms of this Agreement;

(vii) At its own expense, the transferee shall upgrade, or cause to be upgraded, the Restaurant to conform to the then-current standards and specifications of System restaurants, and shall complete the upgrading and other requirements within the time specified by Franchisor;

(viii) Transferor shall remain liable for all obligations of the Restaurant prior to the effective date of transfer and shall execute any and all instruments reasonably requested by Franchisor to evidence such liability; and

(ix) Transferee shall have paid to Franchisor a transfer fee equal to 20% of the then current initial fee charged to franchisees of Franchisor for the training, supervision, administrative costs, overhead and other Franchisor expenses incurred in connection with the transfer.

10.2.3 No Security Interest.

In addition to the requirement to obtain Franchisor's consent as required by Subsection 10.2.1 above, Franchisee shall not grant a mortgage, security interest or other encumbrance in the Restaurant, the Premises or in any of its assets unless the mortgagee, secured party or similar party agrees that in the event of any default by Franchisee under any documents related to the encumbrance, Franchisor shall have the right and option to purchase the rights of the mortgagee, secured party or similar party upon payment of all sums then due to such party.

10.3 Right of First Refusal.

10.3.1 Right.

If Franchisee or the Principal Shareholders (collectively the "Seller"), desires to accept any bona fide offer from a third party to purchase an interest in this Agreement, the Restaurant, the Premises or an equity interest in Franchisee, as the case may be, the Seller shall notify Franchisor in writing of each such offer by a full and complete statement of the terms and conditions including the considerations therefor. Franchisor shall have the right and option, exercisable within thirty days after receipt of such written notification, to send written notice to the Seller that Franchisor or its assignee intends to purchase the Seller's interest on the same terms and conditions offered by the third party. Seller shall promptly notify Franchisor of any modification of the aforementioned terms and conditions, which modification shall constitute a modification of Franchisor's option subject to the provision of Subsection 10.3.2 and shall commence a new thirty day option period. In the event that Franchisor or its assignee elects to purchase the Seller's interest, the closing on such purchase must occur within sixty days from the date of notice to the Seller of the election to purchase by Franchisor. Failure of Franchisor to exercise the option afforded by this subsection shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Article X, with respect to a proposed transfer.

10.3.2 Consideration.

In the event the consideration, terms and/or conditions offered by the Seller are such that Franchisor may not reasonably be required to furnish the same consideration, terms and/or conditions, then Franchisor or its assignee may purchase such interest proposed to be sold for the reasonable equivalent in cash. If the parties hereto cannot agree within a reasonable time on the reasonable equivalent in cash of the consideration, terms and/or conditions offered by the Seller, Franchisor and Franchisee shall select an independent appraiser whose determination of a reasonable equivalent in cash shall be binding. If Franchisor and Franchisee cannot agree on an independent appraiser in a reasonable time, an independent appraiser shall be designated by Franchisor and Franchisee, and the two independent appraisers so designated shall select a third independent appraiser. The determination of a reasonable equivalent in cash by a majority of the appraisers so chosen shall be binding. Franchisor and Franchisee shall bear the costs of the appraisals on an equal basis.

10.4 Transfer Upon Death or Mental Incompetency.

Upon the death or mental incompetency of Franchisee or a Principal Shareholder, the personal representative of such Principal Shareholder shall transfer his or her interest to a third party approved by Franchisor within six months after such death or mental incompetency. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer as set forth in this Article X. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Article X, the personal representative of the deceased shall have six months to dispose of the deceased's interest in this Agreement, the Restaurant, the Premises or Franchisee, which disposition shall be subject to all the terms and conditions for transfers contained in this Article X. If the interest is not disposed of within such time, Franchisor may terminate this Agreement.

10.5 Non-Waiver of Claims.

Franchisor's consent to a transfer of any interest in the franchise granted herein, this Agreement, the Restaurant, the Premises, or any equity interest in Franchisee shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Franchisor's right to demand exact compliance with any of the terms of this Agreement or the agreement(s) executed by any transferee.

10.6 Permitted Assignments.

Notwithstanding anything to the contrary contained herein, Franchisee or any Principal Shareholders may assign its or their interest in this Agreement the Restaurant, the Premises, or in Franchisee to other existing shareholders of Franchisee or to such person's spouse, child or parent; provided, however, that in each case, any such assignments, individually or in the aggregate, will not result in a change in "control" of Franchisee. For purpose of this section, "control" shall mean possession of the power, directly or indirectly, through stock ownership or otherwise, to direct the management and policies of Franchisee. A Principal Shareholder may also transfer any interests in Franchisee to a revocable living trust created by such Principal Shareholder, to a family limited partnership (or similar family entity), so long as the Principal Shareholder or his or her spouse is the general partner of such partnership, and/or to an irrevocable trust solely for the benefit of the Principal Shareholder's lineal descendants. Any such permitted assignments shall be subject to all terms and conditions of this Agreement, including, without limitation, restrictions on subsequent assignment or sale of ownership.

ARTICLE XI
DEFAULT AND TERMINATION

11.1 Termination by Franchisor Without Notice.

Franchisee and the Principal Shareholders shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to Franchisee, if Franchisee or any Principal Shareholder become insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due, or Franchisee or any Principal Shareholder applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for Franchisee or any Principal Shareholder or any of its or their property or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Franchisee or any Principal Shareholder, or for a substantial part of its or their property and is not discharged within thirty days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Franchisee or any Principal Shareholders and, if such case or proceeding is not commenced by Franchisee or any Principal Shareholder, it is consented to or acquiesced in by Franchisee or any Principal Shareholder or remains for thirty days undismissed; or Franchisee or any Principal Shareholder take any action to authorize, or in furtherance of, any of the foregoing; or Franchisee's Gross Receipts for any rolling period of twelve calendar months are less than $600,000.00.

11.2 Termination by Franchisor with Notice.

Franchisee and the Principal Shareholders shall be deemed to be in default, and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder without affording Franchisee or the Principal Shareholders any opportunity to cure the default, effective immediately upon receipt of notice by Franchisee, upon the occurrence of any of the following events:

11.2.1

If Franchisee at any time ceases to operate or otherwise abandons the Restaurant; provided, however, that if Franchisee ceases to operate the Restaurant due to a casualty loss for a period of less than six consecutive months, Franchisee will not be presumed to have abandoned the Restaurant;

11.2.2

If Franchisee, any Principal Shareholder, or any officer, director, or manager of Franchisee is convicted of or pleads nolo contendere to a felony, a crime involving moral turpitude, or any other crime or offense that is reasonably likely, in the sole opinion of Franchisor, to adversely affect the System, the Concept, the Proprietary Marks, the goodwill associated therewith, or Franchisor's interest therein;

11.2.3

If Franchisee or any Principal Shareholder purports to transfer any rights or obligations under this Agreement, the Restaurant, the Premises or any interest in Franchisee to any third party without Franchisor's prior written consent, contrary to the terms of Article X of this Agreement;

11.2.4

If Franchisee or a Principal Shareholder fails to comply in any respect with the non-competition agreements in Article XIII hereof as to any person or if Franchisee discloses or divulges, contrary to Articles VI or VII hereof, the contents of the Manual or other trade secret or confidential information provided to Franchisee or to the Principal Shareholder by Franchisor;

11.2.5

If an approved transfer is not effected within a reasonable time following a death or mental incompetency as required by Section 10.4 hereof;

11.2.6

If Franchisor discovers that Franchisee or any Principal Shareholder made a material misrepresentation or omitted any material fact in the information that was furnished to Franchisor in connection with this Agreement;

11.2.7

If any part of this Agreement relating to the payment of fees to Franchisor, or the preservation of any of Franchisor's Proprietary Marks or other trade names, service marks, trademarks, trade secrets or secret formulae licensed or disclosed hereunder is declared invalid or unenforceable for any reason; or

11.2.8

If Franchisee or a Principal Shareholder, after curing a default under Section 11.3, engages in the same default whether or not such default is cured after notice, or Franchisee or Principal Shareholder is repeatedly in default under Section 11.3 hereof for failure substantially to comply with any of the requirements imposed by this Agreement, whether or not cured after notice.

11.3 Termination by Franchisor with Notice and Opportunity to Cure.

Except as provided in Sections 11.1 and 11.2 of this Agreement, Franchisee and/or a Principal Shareholder shall be deemed to be in default hereunder for any failure to comply with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Manual, or to carry out the terms of this Agreement in good faith. After receipt from Franchisor of a written notice of termination, Franchisee and the Principal Shareholders shall have either ten days (for defaults Franchisor considers to relate to the financial obligations of the Franchisee or the operation of the Restaurant) or sixty days (for all other situations) within which to remedy any default under this Agreement and to provide evidence thereof to Franchisor. Franchisor shall specify in the notice the applicable cure period. If any such default is not cured within the cure period, or such longer period as applicable law may require or as agreed to in writing by the Franchisor, this Agreement shall terminate without further notice to Franchisee or the Principal Shareholder(s) effective immediately upon the expiration of the applicable cure period.

11.4 Termination by Franchisee.

In the event of any material breach by Franchisor of this Agreement, Franchisor shall have sixty days after its receipt from Franchisee of a written notice of intent to terminate within which to remedy such default and to provide evidence thereof to Franchisee. If such default is not cured within that time, or such longer period as applicable law may require, this Agreement shall terminate without further notice to Franchisor effective immediately upon the expiration of the sixty-day period or such longer period as applicable law may require.

Furthermore, this Agreement may be terminated by Franchisee, upon thirty days' notice to Franchisor, in the event any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or insolvency proceeding, is commenced in respect of Franchisor; provided, should such case or proceeding not be commenced by Franchisor, this Agreement may be terminated only upon thirty days' notice to Franchisor following any consent or acquiescence by Franchisor to the case or proceeding or upon thirty days' notice to Franchisor should Franchisor not consent or acquiesce thereto and the case or proceeding has not been dismissed sixty days from the commencement thereof.

ARTICLE XII
OBLIGATIONS UPON TERMINATION OR EXPIRATION

12.1 General Obligations.

Except in the event of a termination of this Agreement pursuant to Section 11.4, upon the termination or expiration of this Agreement all rights granted hereunder to Franchisee and the Principal Shareholders shall immediately terminate, and:

12.1.1

Franchisee and the Principal Shareholders shall immediately cease to operate the Restaurant and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former franchisee or Franchisor;

12.1.2

Upon demand by Franchisor, Franchisee and the Principal Shareholders shall assign to Franchisor all of their right, title and interest in any lease then in effect for the Restaurant or the Premises, and Franchisee and the Principal Shareholders shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within thirty days after termination or expiration of this Agreement;

12.1.3

Franchisee and the Principal Shareholders shall immediately and permanently cease to use, by advertising or in any other manner whatsoever, any confidential methods, procedures and techniques associated with the Concept and the System; the mark "Garfield's Restaurant & Pub"; and all other Proprietary Marks and distinctive slogans, signs, symbols, or devices associated with the Concept and the System. In particular, Franchisee and the Principal Shareholders shall cease to use, without limitation, all signs, equipment, advertising materials, stationery and any other articles which display the Proprietary Marks associated with the Concept and the System;

12.1.4

Franchisee and the Principal Shareholders shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the mark "Garfield's Restaurant & Pub," the Proprietary Marks or any other service mark or trademark of Franchisor, and, if applicable, Franchisee and the Principal Shareholders will change its corporate name so as to delete therefrom the words "Garfield's Restaurant & Pub," the Proprietary Marks or any other similar combination, and Franchisee and the Principal Shareholders shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within ten days after termination or expiration of this Agreement;

12.1.5

If Franchisor does not demand an assignment of the Lease under Subsection 12.1.2, Franchisee and the Principal Shareholders shall make such modifications or alterations to the Premises operated hereunder (including, without limitation, the changing of the telephone number) immediately upon termination or expiration of this Agreement as may be necessary to prevent any association between Franchisor or the System and any business subsequently operated by Franchisee, the Principal Shareholders or others, and shall make such specific additional changes thereto as Franchisor may reasonably request for that purpose including, without limitation, the removal of all distinctive physical and structural features identifying the Concept. In the event Franchisee or the Principal Shareholders fail or refuse to comply with the requirements of this section, Franchisor shall have the right to enter upon the Premises where the Restaurant was operated, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required at the expense of Franchisee and the Principal Shareholders, which expense Franchisee and the Principal Shareholders agree to pay upon demand;

12.1.6

Franchisee and the Principal Shareholders agree, in the event it or they continue to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake, or deception, or which is likely to dilute Franchisor's rights in and to the Proprietary Marks, and further agree not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Franchisor so as to constitute unfair competition;

12.1.7

Franchisee and the Principal Shareholders shall promptly pay all sums owing to Franchisor and its subsidiaries and affiliates. In the event of termination for any default of Franchisee or the Principal Shareholders, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the default, which obligation shall give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of the personal property, equipment, inventory and fixtures owned by Franchisee and the Principal Shareholders and on the Premises operated hereunder at the time of default;

12.1.8

Franchisee and the Principal Shareholders shall pay Franchisor all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor subsequent to the termination or expiration or other relief for the enforcement of any provisions of this Section 12.1;

12.1.9

Franchisee and the Principal Shareholders shall immediately turn over to Franchisor all material, including, without limitation, all manuals (including the Manual) and all records, instructions, correspondence, brochures, agreements and any and all other materials and all copies thereof in Franchisee's possession relating to the operation of the Restaurant (all of which are acknowledged to be Franchisor's property), and shall retain no copy or record of any of the foregoing, excepting only Franchisee's copy of this Agreement and of any correspondence between the parties hereto, and any other documents which Franchisee or the Principal Shareholders reasonably need for proper business purposes or compliance with any provision of law;

12.1.10

Franchisee shall not remove any property from the Restaurant Premises for a period of thirty days after the termination of this Agreement. At the option of Franchisor, within ten days after the date of termination or expiration of this Agreement, Franchisee and Franchisor shall arrange for an inventory to be made, at Franchisee's cost of all the personal property, fixtures, equipment and inventory of Franchisee related to the operation of the Restaurant. As to items that could be considered exclusively for use in a Garfield's Restaurant & Pub Restaurant, Franchisor shall have the option to purchase from Franchisee any or all of such items at fair market value. The determination of items deemed to be exclusively used in a Garfield's Restaurant & Pub Restaurant shall be reasonably made by Franchisor. If the parties hereto cannot agree on fair market value within a reasonable time, the parties hereto shall select an appraiser whose determination of fair market value shall be binding. If the parties cannot agree on an appraiser within a reasonable time, one independent appraiser shall be designated by Franchisor and another by Franchisee, and the two independent appraisers so designated shall select a third independent appraiser. The determination of fair market value of a majority of appraisers so chosen shall be binding. Franchisee and Franchisor shall bear the costs of the appraisal on an equal basis. If Franchisor elects to exercise the option to purchase herein provided, it shall have ten days after determination of fair market value to notify Franchisee of its exercise of the option to purchase and shall have the right to set off all amounts due from Franchisee and the Principal Shareholders under this Agreement against any payment therefor.

As to the remaining items of personal property, fixtures, equipment and inventory, Franchisee and the Principal Shareholders hereby grant Franchisor a right of first refusal to purchase such items on the same terms and conditions that a bona fide third party has made an offer to Franchisee or the Principal Shareholders for the purchase of any or all of such items. Franchisee shall promptly notify Franchisor of the receipt of an offer to purchase any or all of such items, and if Franchisor elects to exercise its right of first refusal provided herein, it shall have ten days to notify Franchisee of its election to exercise the right. Furthermore, Franchisor shall have the right to set off all amounts due from Franchisee and the Principal Shareholders under this Agreement against any payment therefor; and

12.1.11

Franchisee and the Principal Shareholders shall comply with the agreements contained in Section 13.4 of this Agreement.

12.2 Obligations Upon Termination by Franchisee.

Upon termination of this Agreement pursuant to Section 11.4, all rights granted hereunder to Franchisee and the Principal Shareholders shall immediately terminate, and Franchisee and the Principal Shareholders shall be subject to all the terms of Section 12.1.

12.3 Refund of Initial Fee Upon Termination.

In the event of termination by reason of Franchisee's failure after a good faith effort to obtain the necessary state or local liquor licenses as required in Section 4.13, Franchisor shall refund to Franchisee, without interest, the Initial Fee referred to in Subsection 2.1.1, less any expenses incurred and damages sustained by Franchisor in connection with its performance hereunder prior to the date of such termination. Franchisor shall also repay the Initial Fee under the circumstances described in Subsection 5.1.3 hereof. In the event of termination for any other reason, Franchisor shall have no obligation to refund any amount previously paid by Franchisee or the Principal Shareholders, and Franchisee and the Principal Shareholders shall be obligated to promptly pay all sums which are then due Franchisor.

ARTICLE XIII
AGREEMENTS

13.1 Best Efforts.

Franchisee agrees that, during the term of this Agreement, except as otherwise approved in writing by Franchisor, Franchisee, the Principal Shareholders or Franchisee's general manager, shall devote full time, energy and best efforts to the management and operation of the Restaurant.

13.2 Franchisee and Principal Shareholders Agreement Not to Compete.

Franchisee and the Principal Shareholders agree that, during the term of this Agreement, except as otherwise approved in writing by Franchisor, Franchisee and the Principal Shareholder shall not, either directly or indirectly, for itself or themselves, or through, on behalf of, or in conjunction with, any person, persons, partnership, or corporation, divert or attempt to divert any business or customer of any Garfield's Restaurant & Pub Restaurant or any other franchise or company-owned business of Franchisor to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor's Proprietary Marks, the Concept and the System.

13.3 Franchisor Agreement Not to Compete.

Franchisor agrees that during the term of this Agreement, except as otherwise approved in writing by Franchisee, Franchisor shall not intentionally or maliciously:

13.3.1

Divert or attempt to divert any material business from the Restaurant to any competitor; provided, this Subsection 13.3.1 shall not apply to any present or future Garfield's Restaurant & Pub Restaurants, or any other franchise or company-owned business of Franchisor;

13.3.2

Employ or seek to employ any person who is at that time employed by Franchisee or otherwise induce such person to leave his or her employment; or

13.3.3

Nothing in this Agreement shall prohibit Franchisor's ownership or operation of any business which sells food and beverages.

13.4 Interference with Employment Relations.

During the term of this Agreement, neither Franchisor, Franchisee, nor the Principal Shareholders shall employ or seek to employ in a managerial position (i.e., in a position at a pay grade at or above that of an assistant restaurant manager or kitchen manager), directly or indirectly, any person who is at the time or was at any time during the prior six months employed by the other party or any of its subsidiaries or affiliates, or by any franchisee in the System. This section shall not be violated if, at the time Franchisor or Franchisee/Principal Shareholders employs or seeks to employ such person, such former employer has given its written consent. Notwithstanding any other provision of this Agreement, the parties hereto acknowledge that if this section is violated, such former employer shall be entitled to liquidated damages equal to three times the annual salary of the employee involved, plus reimbursement of all costs and attorneys' fees incurred. In addition to the rights granted to the parties hereto, the parties hereto acknowledge and agree that any franchisee from which an employee was hired by a party to this Agreement in violation of the terms of this section shall be deemed to be a third-party beneficiary of this provision and may sue and recover against the offending party the liquidated damages herein set forth; provided, however, the failure by Franchisee to enforce this section shall not be deemed to be a violation of this section.

13.5 Reduction of Scope of Agreement.

Franchisee and the Principal Shareholders understand and acknowledge that Franchisor shall have the right, in its sole discretion, to reduce the scope of any agreement set forth in Sections 13.2 and 7.1 of this Agreement, or any portion thereof, without consent, effective immediately upon receipt by Franchisee of written notice thereof, and Franchisee and the Principal Shareholders agree that they shall comply with any agreement as so modified, which shall be fully enforceable notwithstanding the provisions of Article XVI hereof.

13.6 Reforming Provisions.

If any court or other tribunal having jurisdiction to determine the validity or enforceability of this Article XIII determines that it would be invalid or unenforceable as written, then the provisions hereof shall be deemed to be modified or limited to such extent or in such manner as necessary for such provisions to be valid and enforceable to the greatest extent possible.

ARTICLE XIV
TAXES, PERMITS AND INDEBTEDNESS

14.1 Prompt Payment of Taxes.

Franchisee or the Principal Shareholders shall promptly pay when due all taxes levied or assessed, including, without limitation, VAT (value added taxes), unemployment and sales taxes and all accounts and other indebtedness of every kind incurred by Franchisee in the conduct of the Restaurant. Franchisee or the Principal Shareholders shall pay to Franchisor an amount equal to any sales tax, withholding of tax, gross receipts tax, or similar tax imposed on Franchisor with respect to any payments to Franchisor required under this Agreement.

14.2 Bona Fide Dispute.

In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, Franchisee or the Principal Shareholders may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law; however, in no event shall Franchisee or the Principal Shareholders permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against the Premises, the Restaurant or any improvements thereon.

14.3 Compliance with Laws.

Franchisee and the Principal Shareholders shall comply with all federal, state and local laws, rules and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the Restaurant under this Agreement, including, without limitation, licenses to do business, fictitious name registration, sales tax permits, liquor licenses and fire clearances.

14.4 Notification of Legal Proceedings.

Franchisee or the Principal Shareholders shall notify Franchisor in writing within ten days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the Restaurant.

ARTICLE XV

FRANCHISEE ORGANIZATION, AUTHORITY,
AND FINANCIAL CONDITION

15.1 Entity Representations & Warranties.

Franchisee and each Principal Shareholder represent and warrant that: (a) Franchisee is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation; (b) Franchisee is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which its business activities or the nature of the properties owned by it requires such qualification; (c) the execution and delivery of this Agreement and the transactions contemplated hereby are within Franchisee's corporate power; (d) the execution and delivery of this Agreement has been duly authorized by Franchisee; (e) the articles of incorporation and by-laws of Franchisee delivered to Franchisor are true, complete and correct, and there have been no changes therein since the date thereof; (f) the certified copies of the minutes electing the officers of Franchisee and authorizing the execution and delivery of this Agreement are true, correct and complete, and there have been no changes therein since the date(s) thereof; (g) the specimen stock certificate delivered to Franchisor is a true specimen of Franchisee's stock certificate; (h) the balance sheet of Franchisee as of ____________ ___, _______ and the balance sheets of the Principal Shareholders as of _____________ ___, _______, ("Balance Sheets") heretofore delivered to Franchisor, are true, complete and correct, and fairly present the financial positions of Franchisee and each Principal Shareholder, respectively, as of the dates thereof; (i) the Balance Sheets have been prepared in accordance with generally accepted accounting principles; and (j) there have been no materially adverse changes in the condition, assets or liabilities of Franchisee or the Principal Shareholders since the date or dates thereof.

15.2 Covenants.

Franchisee and each Principal Shareholder covenant and agree that during the term of this Agreement: (a) Franchisee shall do or cause to be done all things necessary to preserve and keep in full force its corporate existence and shall be in good standing as a foreign corporation in each jurisdiction in which its business activities or the nature of the properties owned by it requires such qualification; (b) Franchisee shall have the corporate authority to carry out the terms of this Agreement; and (c) Franchisee shall print, in a conspicuous fashion on all certificates representing shares of its stock when issued, a legend referring to this Agreement and the restrictions on and obligations of Franchisee and the Principal Shareholders hereunder, including the restrictions in this Agreement on transfer of Franchisee's shares.

15.3 Financial Statements.

In addition to the financial information which Franchisee is required to provide to Franchisor under Subsection 4.12.2 and Section 15.1 hereof, Franchisee and the Principal Shareholders shall provide Franchisor with such other financial information as Franchisor may reasonably request from time to time, including, on an annual basis, copies of the then-most current financial statements of Franchisee and each Principal Shareholder, dated as of the end of the last preceding fiscal year of Franchisee or Principal Shareholder, said statements to be delivered to Franchisor no later than April 15 of each year, which financial statements shall be prepared in accordance with generally accepted accounting principles.

15.4 Ownership.

Franchisee shall maintain a current list of all owners of record and all beneficial owners of any class of equity security of Franchisee and shall furnish the list to Franchisor upon request. Schedule 15.4 attached to this Agreement and made a part hereof is a complete and correct listing of the directors, officers, managers and equity holders of Franchisee. Franchisee and each Principal Shareholder represent, warrant and covenant that all equity interests in Franchisee are owned as set forth on Schedule 15.4, that no such interest has been pledged or hypothecated (except in accordance with Article X, and that no change will be made in the ownership of any such interest other than as permitted by this Agreement, or otherwise consented to in writing by Franchisor. Franchisee and Principal Shareholders agree to furnish Franchisor with such evidence as Franchisor may request, from time to time, for the purpose of assuring Franchisor that the interests of Franchisee and Principal Shareholders remain as represented herein.

15.5 Guarantees.

Each Principal Shareholder, jointly and severally, hereby personally and unconditionally guarantees each of Franchisee's financial obligations to Franchisor (including, but not limited to, all obligations relating to the payment of fees by Franchisee to Franchisor). Each Principal Shareholder agrees that Franchisor may resort to such Principal Shareholder (or any of them) for payment of any such financial obligation, whether or not Franchisor shall have proceeded against Franchisee, any other Principal Shareholder or any other obligor primarily or secondarily obligated to Franchisor with respect to such financial obligation. Each Principal Shareholder hereby expressly waives presentment, demand, notice of dishonor, protest and all other notices whatsoever with respect to Franchisor's enforcement of this guaranty. In addition, each Principal Shareholder agrees that, if the performance or observance by Franchisee of any term or provision hereof is waived or the time of performance thereof extended by Franchisor, or payment of any such financial obligation is accelerated in accordance with any agreement between Franchisor and any party hereto liable in respect thereof or extended or renewed, in whole or in part, all as Franchisor may determine, whether or not notice to or consent by any Principal Shareholder or any other party liable in respect to such financial obligations is given or obtained, such actions shall not affect or alter the guaranty of each Principal Shareholder described in this section.

ARTICLE XVI
RELATIONSHIP AND INDEMNIFICATION

16.1 Relationship.

It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, and that nothing in this Agreement is intended to constitute any party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever. Franchisee and the Principal Shareholders are independent contractors and are not authorized to make any contract, agreement, warranty, or representation on behalf of Franchisor, or to incur any debt or obligation, express or implied, on behalf of Franchisor. Furthermore, except as expressly provided in Section 5.2.5, Franchisor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of Franchisee or the Principal Shareholders in the conduct of the Restaurant or any claim or judgment arising therefrom against Franchisor. During the term of this Agreement, Franchisee shall hold itself out to the public as operating the Restaurant pursuant to a franchise from Franchisor. Franchisee agrees to take such affirmative action as may be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place in the Restaurant, the content of which Franchisor reserves the right to specify.

16.2 Indemnification.

Franchisee and the Principal Shareholders shall indemnify and hold harmless Franchisor and its officers, directors, employees, agents, affiliates, successors and assigns from and against (a) any and all claims based upon, arising out of, or in any way related to the operation or condition of any part of the Restaurant or the Premises, the conduct of business thereat, the ownership or possession of real or personal property, and any negligent act, misfeasance or nonfeasance by Franchisee, the Principal Shareholders of any of their agents, contractors, servants, employees or licensees (including, without limitation, the performance by Franchisee or the Principal Shareholders of any act required by, or performed pursuant to, any provision of this Agreement), and (b) any and all fees (including reasonable attorneys' fees), costs and other expenses incurred by or on behalf of Franchisor in the investigation of or defense against any and all such claims.

ARTICLE XVII
GENERAL PROVISIONS

17.1 Request for Approval.

Whenever this Agreement requires the prior approval or consent of Franchisor, Franchisee or the Principal Shareholder shall make a timely written request to Franchisor therefor, and such approval or consent shall be obtained in writing.

17.2 No Liability Assumed.

Franchisor makes no warranties or guarantees upon which Franchisee or any Principal Shareholder may rely, and assumes no liability or obligation to Franchisee or any Principal Shareholder, by providing any waiver, approval, consent or suggestion to Franchisee or any Principal Shareholder in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

17.3 No Waiver.

No delay, waiver, omission or forbearance on the part of Franchisor to exercise any right, option, duty, or power arising out of any breach or default by Franchisee or any Principal Shareholder, or by any other franchisee or developer of Franchisor, of any of the terms, provisions, or conditions hereof, shall constitute a waiver by Franchisor to enforce any such right, option, duty or power as against Franchisee or any Principal Shareholder, or as to any subsequent breach or default by Franchisee or any Principal Shareholder. Subsequent acceptance by Franchisor of any payments due to it hereunder shall not be deemed to be a waiver by Franchisor of any preceding breach by Franchisee or the Principal Shareholders of any terms, provisions or conditions of this Agreement.

17.4 Notices.

Any and all notices required or permitted under this Agreement shall be in writing and shall be deemed given when delivered in person, by overnight courier service, facsimile transmission or mailed by certified or registered mail, return receipt requested, to the respective parties hereto at the addresses set forth below, unless and until a different address has been designated by written notice to the others.

Franchisor: Eateries, Inc.

1220 S. Santa Fe

Edmond, Oklahoma 73003

Attention.: Larry Bader,

Vice President of Franchising

Facsimile: (405) 705-5001

Franchisee:

Facsimile: _____________________

Principal Shareholder: See Schedule 17.4

17.5 Entire Agreement.

This Agreement, the documents referred to herein, and the schedules, appendices, and/or exhibits or other attachments hereto, constitute the entire, full and complete agreement between Franchisor, Franchisee and the Principal Shareholders concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Franchisee to execute this Agreement. Except for changes or modifications of the System made from time to time by Franchisor, which shall be set forth in the Manual or in writing, no amendment, change, or variance from this Agreement shall be binding on the parties hereto unless mutually agreed to by the parties hereto and executed by their authorized officers or agents in writing .

17.6 Severability and Construction.

The parties hereto agree that:

17.6.1

Except as expressly provided to the contrary herein, each section, subsection, part, term and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, subsection, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other sections, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, subsections, parts, terms and/or provisions shall be deemed not to be a part of this Agreement;

17.6.2

Unless otherwise specified in this Agreement, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisor or Franchisee and such of their respective successors and assigns as may be contemplated by Article X hereof, any rights or remedies under or by reason of this Agreement;

17.6.3

Franchisee and Principal Shareholders expressly agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order;

17.6.4

All captions in this Agreement are intended solely for the convenience of the parties hereto, and none shall be deemed to affect the meaning or construction of any provision hereof;

17.6.5

All references herein to the masculine, neuter, or singular shall be construed to include the masculine, feminine, neuter, or plural, where applicable, and all acknowledgments, covenants, agreements and obligations herein made or undertaken by Franchisee shall be deemed jointly and severally undertaken by all the Principal Shareholders on behalf of Franchisee; and

17.6.6

This Agreement may be executed in several counterparts, and each copy so executed shall be deemed an original.

17.7 Remedies.

All rights and remedies of Franchisor shall be cumulative and not alternative, in addition to and not exclusive of any other rights or remedies which are provided for herein or which may be available at law or in equity in case of any breach, failure or default or threatened breach, failure or default of any term, provision or condition of this Agreement. Franchisor's rights and remedies shall be continuing and shall not be exhausted by any one or more uses thereof, and may be exercised at any time or from time to time as often as may be expedient; and any option or election to enforce any such right or remedy may be exercised or taken at any time and from time to time. The expiration or earlier termination of this Agreement shall not discharge or release Franchisee or any Principal Shareholder from any liability or obligation then accrued, or any liability or obligation continuing beyond, or arising out of, the expiration or earlier termination of this Agreement.

17.8 Force Majeure.

As used in this section, the term "Force Majeure" shall mean any act of God, strike, lock-out or other industrial disturbance, war (declared or undeclared), riot, epidemic, fire or other catastrophe, act or inaction of any government and any other similar cause not within the control of the party hereto affected thereby. If the performance of any obligation by any party hereto under this Agreement is prevented or delayed by reason of Force Majeure, which cannot be overcome by use of normal commercial measures, the parties hereto shall be relieved of their respective obligations to the extent such parties are respectively necessarily prevented or delayed in such performance during the period of such Force Majeure. The party whose performance is affected by an event of Force Majeure shall give prompt notice of such Force Majeure event to the other parties by facsimile, telephone or telegram (in each case to be confirmed in writing), setting forth the nature thereof and an estimate as to its duration, and shall be liable for failure to give such timely notice only to the extent of damage actually caused.

17.9 Applicable Law.

This Agreement takes effect upon its acceptance and execution by Franchisor in Oklahoma and shall be interpreted and construed under the laws thereof, which laws shall prevail in the event of any conflict of laws, except to the extent governed by the United States Trademark Act of 1946, as amended.

17.10 Final and Binding Arbitration.

Except as provided in Section 17.11, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity of it, shall be settled by arbitration to be held in Oklahoma City, Oklahoma, in accordance with and through the AAA Commercial Arbitration Rules in effect as of the Effective Date, or such other rules to which the parties hereto may agree or the law may require. The arbitration shall be conducted by a single arbitrator selected by the American Arbitration Association. All proceedings of the arbitration, including arguments and briefs, shall be conducted in English. The arbitrator shall take evidence directly from witnesses and documents as presented by the parties; all witnesses shall be made available for cross examination. The arbitrator shall render a written award within three months of the request for arbitration, and such award shall be final and binding upon the parties hereto, non-appealable and without recourse. Judgment upon the award may be entered in any court of record of competent jurisdiction, or application may be made to such court for judicial confirmation of the award and an order of enforcement, as the law of such jurisdiction may require or allow. The prevailing party or parties (as determined by the arbitrator) shall be entitled to reimbursement from the other party(ies) of the costs of the prevailing party's own experts, evidence and legal counsel in any arbitration held under this provision and in any action filed for judicial confirmation of the award. The non-prevailing party(ies) shall also bear the expenses of arbitration.

17.11 Injunctive Relief; Venue.

Notwithstanding the provisions of Section 17.10, nothing herein contained shall bar Franchisor's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions. In that event, such action may be brought by Franchisor in the federal or state judicial district in which Franchisor's principal place of business is located or in any other court of competent jurisdiction.

Franchisor, Franchisee and the Principal Shareholders irrevocably consent to the arbitration and venue provisions of Sections 17.10 and 17.11 and each submits to the jurisdiction and venue in such arbitration and court(s) and waives any defenses thereto. Each party hereto agrees to service of process in any such proceeding by either personal delivery against receipt, telegram, telex, facsimile, or registered mail (with postage prepaid and return receipt requested) to the addresses set forth Section 17.4 and the attached Schedule 17.4, or any substitute addresses indicated by notice. A consent, notice or waiver transmitted by telegram, telex, or facsimile will be deemed to have been delivered two days after transmission and if mailed, seven days after mailing.

17.12 Legal Fees.

In the event that any party to this Agreement initiates any legal proceeding to construe or enforce any of the terms, conditions and/or provisions of this Agreement, including, but not limited to, its termination provisions, or to obtain damages or other relief to which any party may be entitled by virtue of this Agreement, the prevailing party or parties shall be paid its reasonable attorneys' fees and expenses by other party or parties.

17.13 Acknowledgments.

Franchisee and the Principal Shareholders acknowledge, and represent and warrant to Franchisor, that:

17.13.1

Franchisee and the Principal Shareholders have conducted an independent investigation into the ownership and operation of the Restaurant, and recognize that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Franchisee and the Principal Shareholders as independent business operators and their active participation in the daily affairs of the Restaurant. Franchisor expressly disclaims the making of, and Franchisee and the Principal Shareholders acknowledge that they have not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement;

17.13.2

Franchisee has received a copy of this complete Agreement, the attachments, schedules and/or exhibits hereto, and all agreements relating hereto, if any, and the Development Agreement and all agreements relating thereto, at least five business days prior to the date on which this Agreement was executed. Franchisor further acknowledges that it has received the disclosure document required by the Federal Trade Commission at the earliest of (1) the first personal meeting held for the purpose of discussing the sale or possible sale of a franchise; or (2) ten business days prior to the date on which this Agreement was executed; or (3) ten business days before the payment of any consideration in connection with the sale of the franchise contemplated hereunder;

17.13.3

Franchisee and the Principal Shareholders have read and understood this Agreement, the attachments, schedules, and/or exhibits hereto, and any other agreements related to this Agreement, including, without limitation, the Development Agreement and all agreements relating thereto, if any, and that Franchisor has accorded Franchisee and the Principal Shareholders ample time and opportunity to consult with advisors of their own choosing about the potential benefits and risks of entering into this Agreement; and

17.13.4

Franchisee and the Principal Shareholders understand that every detail of the business franchised hereunder is important to Franchisee, Franchisor, the Principal Shareholders and other franchisees in order to develop and maintain high and uniform operating standards for the System and the Concept, to increase the demand for the services and products sold by Franchisor and all franchisees of Franchisor, and to protect Franchisor's reputation and goodwill.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement on the day and year first above written.

FRANCHISOR: EATERIES, INC.

By:

Laurence Bader

Vice President of Franchising

FRANCHISEE:

By:

PRINCIPAL SHAREHOLDER(S):

Name:

Name:

SCHEDULE A

[Street address for the Restaurant; for single franchise agreement]

SCHEDULE 15.4

to the Franchise Agreement between
Eateries, Inc. and

The directors, officers, managers and equity holders of Franchisee are:

Name of Director/Officer/Manager Title

Class and Number

of Shares or Other

Name of Equity-holder Units of Ownership

SCHEDULE 17.4

to the Franchise Agreement between

Eateries, Inc. and _________________

Name of Principal Shareholder Address and Telephone Number

APPENDIX A

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made this ___ day of __________, _____, by and between _____________________________, a ______________ corporation ("Franchisee") and __________________, an individual employed by Franchisee ("Employee ").

WITNESSETH:

WHEREAS, EATERIES, INC. ("Franchisor") is the owner of all rights in and to a unique system for the development and operation of restaurants (the "System"), which includes proprietary rights in valuable trade names, service marks and trademarks, including the service mark Garfield's Restaurant & Pub and variations of such mark, designs and color schemes for restaurant premises, signs, equipment, procedures and formulae for preparing food and beverage products, specifications for certain food and beverage products, inventory methods, operating methods, financial control concepts, a training facility and teaching techniques; and

WHEREAS, Franchisee is the owner of the exclusive right to develop restaurants franchised by Franchisor which utilize the System ("Restaurants") for the period and in the territory described in the Development Agreement between Franchisor and Franchisee (the "Development Agreement"); and

WHEREAS, Franchisee has entered into a Franchise Agreement with Franchisor covering the franchised restaurant (the "Restaurant") at which Employee is employed; and

WHEREAS, Franchisee and Employee acknowledge that Franchisor' information as described above was developed over time at great expense, is not generally known in the industry and is beyond Franchisee's own present skills and experience, and that to develop it itself would be expensive, time-consuming and difficult, that it provides a competitive advantage and will be valuable to Franchisee in the development of its business, and that gaining access to it was therefore a primary reason why Franchisee entered into the Development Agreement; and

WHEREAS, in consideration of Franchisor's confidential disclosure to Franchisee of these trade secrets, Franchisee has agreed to be obligated by the terms of Franchise Agreement and/or the Development Agreement to execute, with each employee of Franchisee who will have supervisory authority over the development or operation of the Restaurant and/or other Restaurants in the Territory described in the Development Agreement, a written agreement protecting Franchisor' trade secrets and confidential information entrusted to Employee;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

(1) The parties hereto acknowledge and agree that Employee is or will be employed in a supervisory or managerial capacity and in such capacity will have access to information and materials which constitute trade secrets and confidential and proprietary information. The parties further acknowledge and agree that any actual or potential direct or indirect competitor of Franchisor, or of any of its Franchisees, shall not have access to such trade secrets and confidential information.

(2) The parties hereto acknowledge and agree that the System includes trade secrets and confidential information which Franchisor has revealed to Franchisee in confidence, and that protection of said trade secrets and confidential information and protection of Franchisor against unfair competition from others who enjoy or who have had access to said trade secrets and confidential information are essential for the maintenance of goodwill and special value of the System.

(3) Employee agrees that he or she shall not at any time (i) appropriate or use the trade secrets incorporated in the System, or any portion thereof, for use in any business which is not within the System; (ii) disclose or reveal any portion of the System to any person, other than to Franchisee's employees as an incident of their training; (iii) acquire any right to use, or to license or franchise the use of any name, mark or other intellectual property right which is or may be granted by any franchise agreement between Franchisor and Franchisee; or (iv) communicate, divulge or use for the benefit of any other person or entity any confidential information, knowledge or know-how concerning the methods of development or operation of the Restaurant or other Restaurants which may be communicated to Employee or of which Employee may be apprised by virtue of Employee's employment by Franchisee. Employee shall divulge such confidential information only to such of Franchisee's other employees as must have access to that information in order to operate the Restaurant or other Restaurants or to develop a prospective site for the Restaurant or other Restaurants. Any and information, knowledge and know-how, including, without limitation, drawings, materials, equipment, specifications, techniques and other data, which Franchisor designates as confidential, shall be deemed confidential for purposes of this Agreement.

(4) Employee further acknowledges and agrees that the Garfield's Operations Manual and any other materials or manuals provided or made available to Franchisee by Franchisor (collectively, the "Manuals") are loaned by Franchisor to Franchisee for limited purposes only, remain the property of Franchisor, and may not be reproduced, in whole or in part, without the written consent of Franchisor.

(5) Employee agrees to surrender to Franchisee or to Franchisor each and every copy of the Manuals and any other information or material in his/her possession or control upon request, upon termination of employment or upon completion of the use for which said Manuals or other information or material may have been furnished to Employee.

(6) The parties hereto agree that in the event of a breach of this Agreement, Franchisor would be irreparably injured and would be without an adequate remedy at law. Therefore, in the event of a breach or a threatened or attempted breach of any of the provisions hereof, Franchisor shall be entitled to enforce the provisions of this Agreement as a third-party beneficiary hereof and shall be entitled, in addition to any other remedies which it may have hereunder at law or in equity (including the right to terminate the Development Agreement), to a temporary and/or permanent injunction and a decree for specific performance of the terms hereof without the necessity of showing actual or threatened damage, and without being required to furnish a bond or other security.

(7) If any court or other tribunal having jurisdiction to determine the validity or enforceability of this Agreement determines that it would be invalid or unenforceable as written, the provisions hereof shall be deemed to be modified or limited to such extent or in such manner necessary for such provisions to be valid and enforceable to the greatest extent possible.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above written.

FRANCHISEE EMPLOYEE

By: By:

Name: Name:

Title:

APPENDIX B
AUTHORIZATION AGREEMENT FOR PRE-ARRANGED PAYMENTS

COMPANY NAME

COMPANY I.D. NO.

I (WE) HEREBY AUTHORIZE EATERIES, INC., HEREINAFTER CALLED COMPANY, TO INITIATE DEBIT ENTRIES TO OUR CHECKING ACCOUNT INDICATED BELOW AND THE DEPOSITORY NAMED BELOW, HEREINAFTER CALLED DEPOSITORY, TO DEBIT THE SAME TO SUCH ACCOUNT.

DEPOSITORY NAME

BRANCH

CITY ______________________________STATE_________ZIP

TRANSIT/ABA NO.____________________ACCT. NO.

THIS AUTHORITY IS TO REMAIN IN FULL FORCE AND EFFECT UNTIL COMPANY AND DEPOSITORY HAS RECEIVED WRITTEN NOTIFICATION FROM ME (OR EITHER OF US) OF ITS TERMINATION IN SUCH TIME AND IN SUCH MANNER AS TO AFFORD COMPANY AND DEPOSITORY A REASONABLE OPPORTUNITY TO ACT ON IT.

NAME_______________________________________ ID#

DATE___________________ SIGNED

SIGNED